UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE
14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
WW INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: corporate.ww.com

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 9, 2023

The 2023 Annual Meeting of Shareholders of WW International, Inc. (the “Company”) will be held on Tuesday, May 9, 2023 at 10:00 a.m. Eastern Time (the “2023 Annual Meeting”). The 2023 Annual Meeting will be a virtual meeting of shareholders. You will not be able to physically attend the 2023 Annual Meeting. You will be able to attend the 2023 Annual Meeting via live audio webcast by visiting meetnow.global/M4NNGYW, as well as vote your shares electronically and submit your questions electronically during the meeting. To attend and participate in the virtual 2023 Annual Meeting, including voting your shares at and submitting your questions during such meeting, you must have your 15-Digit Control Number assigned by Computershare Trust Company, N.A., the Company’s transfer agent. Instructions for how to obtain such 15-Digit Control Number are provided in the attached Proxy Statement.

The 2023 Annual Meeting will be held to consider and act upon each of the following matters:

1.	The election of the two nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class I directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2023;

3.	The advisory vote to approve named executive officer compensation;

4.	The advisory vote on the frequency of future advisory votes to approve named executive officer compensation; and

5.	Such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 20, 2023, the record date, are entitled to notice of, and to vote at, the 2023 Annual Meeting and at any and all adjournments or postponements of the 2023 Annual Meeting. Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2023 Annual Meeting.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

New York, New York

April 4, 2023

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2023 ANNUAL MEETING OF SHAREHOLDERS VIA WEBCAST, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 9, 2023

The Board of Directors of WW International, Inc. is soliciting proxies for the company’s 2023 Annual Meeting of Shareholders to be held virtually via live audio webcast at meetnow.global/M4NNGYW on Tuesday, May 9, 2023, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2023 Annual Meeting of Shareholders, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 4, 2023.

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BASIS OF PRESENTATION

WW International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement unless the context indicates otherwise: “we”, “us”, “our”, “WW,” and the “Company” refer to WW International, Inc. and all of its operations consolidated for purposes of its financial statements; “Artal” refers to Artal Group S.A. together with its parents and its subsidiaries; and “Artal Luxembourg” refers to Artal Luxembourg S.A. Our “Digital” business refers to providing subscriptions to our digital product offerings. Our “Workshops + Digital” business refers to providing unlimited access to our workshops combined with our digital subscription product offerings to commitment plan subscribers. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2017” refers to our fiscal year ended December 30, 2017;

•	“fiscal 2018” refers to our fiscal year ended December 29, 2018;

•	“fiscal 2019” refers to our fiscal year ended December 28, 2019;

•	“fiscal 2020” refers to our fiscal year ended January 2, 2021 (included a 53rd week);

•	“fiscal 2021” refers to our fiscal year ended January 1, 2022;

•	“fiscal 2022” refers to our fiscal year ended December 31, 2022;

•	“fiscal 2023” refers to our fiscal year ended December 30, 2023; and

•	“fiscal 2024” refers to our fiscal year ended December 28, 2024.

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INFORMATION ABOUT THE 2023 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of WW International, Inc. is soliciting proxies for the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) to be held virtually via live audio webcast at meetnow.global/M4NNGYW on Tuesday, May 9, 2023, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2023 Annual Meeting, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 4, 2023.

Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2023 Annual Meeting.

Who is entitled to vote?

As of the close of business on March 20, 2023 (such date and time, the “Record Date”), there were 70,594,169 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2023 Annual Meeting and at any and all adjournments or postponements of the 2023 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2023 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote electronically during the 2023 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

Why is the 2023 Annual Meeting being held via live audio webcast?

The 2023 Annual Meeting will be conducted in an online, virtual format. We are pleased to continue to use the virtual meeting format to facilitate shareholder attendance, voting and questions, and provide cost savings for our shareholders and the Company, by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location without the cost of travel and will provide the same rights and advantages of a physical meeting. Shareholders will be able to ask questions electronically during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.

How do I participate in the virtual meeting?

In order to participate in the 2023 Annual Meeting, you must be a shareholder of record or a beneficial owner of Common Stock on the Record Date. If you are a beneficial owner and hold your shares through an intermediary, such as a bank, brokerage or trustee account or by another nominee, and want to participate in the 2023 Annual Meeting, you must register in advance following the instructions below under “If I am a beneficial owner of shares held in street name, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?”. Participants may access the 2023 Annual Meeting by visiting meetnow.global/M4NNGYW.

To participate in the meeting, you must have your 15-Digit Control Number assigned by Computershare. See below for additional information on how to access such control number. You also will be able to vote your shares electronically when attending the 2023 Annual Meeting via webcast subject to any instructions that you received from your bank, broker, trustee or other nominee. You will be able to submit questions during the meeting by clicking on the “Q&A” text bubble located on the top of the meeting center webpage. We intend to answer all questions submitted that are pertinent to the Company and the items being voted on by shareholders during the 2023 Annual Meeting as time permits and in accordance with our meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product or service innovations, are not pertinent to meeting matters and therefore will not be answered. Substantially similar questions will be answered only once due to time constraints.

Should you require assistance accessing the meeting center webpage or during the meeting, call 1-888-724-2416 (U.S.) or 781-575-2748 (International). For additional information on how to participate in the 2023 Annual Meeting, review the information included on your proxy card or the instructions that you received from your bank, broker, trustee or other nominee. You may also obtain information regarding how to access and participate in the 2023 Annual Meeting by contacting our investor relations representative at (212) 601-7569.

The 2023 Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting center webpage prior to the start time in order to leave ample time to check in. Please follow the instructions as outlined in this Proxy Statement, which also contains information about the items shareholders will vote on at the 2023 Annual Meeting.

What if I need technical support prior to or during the 2023 Annual Meeting?

The virtual 2023 Annual Meeting platform is fully supported across browsers (except Internet Explorer) and devices (desktops, laptops, tablets and cell phones) that are equipped with the most up-to-date version of applicable software and plugins. You should ensure that you have a strong WiFi connection wherever you intend to participate in the virtual meeting. Should you need further assistance, you may call 1-888-724-2416 (U.S.) or 781-575-2748 (International) prior to or during the 2023 Annual Meeting.

Will I be able to participate in the virtual meeting on the same basis I would be able to participate in a live annual meeting?

The virtual meeting format for the 2023 Annual Meeting will enable full and equal participation by all our shareholders from any place in the world. We designed the format of the virtual meeting to ensure that our shareholders who attend our 2023 Annual Meeting via webcast will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To ensure such an experience, we will (i) provide shareholders with the ability to submit appropriate questions real-time via the meeting center webpage, limiting questions to three per shareholder unless time otherwise permits and (ii) answer as many questions submitted in accordance with the meeting rules of procedure as possible in the time allotted for the meeting without discrimination.

If I am a shareholder of record, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?

As a shareholder of record (i.e., you hold your shares through our transfer agent, Computershare), you may vote the shares held in your name.

If you do not wish to participate in the 2023 Annual Meeting via webcast, you may vote in advance as follows:

1. Over the Internet: go to www.investorvote.com/WW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If you wish to vote electronically while attending the 2023 Annual Meeting via webcast, you may vote while the polls remain open, at meetnow.global/M4NNGYW. You will need the 15-Digit Control Number assigned by Computershare that is included on your proxy card in order to be able to attend and vote electronically during the 2023 Annual Meeting.

Even if you plan to attend the 2023 Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the 2023 Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?

As a beneficial owner of shares, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares.

If you do not wish to participate in the 2023 Annual Meeting via webcast, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Beneficial owners of shares may also vote electronically while attending the 2023 Annual Meeting via webcast, while the polls remain open, at meetnow.global/M4NNGYW. Since a beneficial owner is not the shareholder of record, you may not attend and vote your shares at the 2023 Annual Meeting unless you (i) obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the 2023 Annual Meeting and (ii) register with Computershare by submitting such legal proxy to Computershare as directed below and receiving a 15-Digit Control Number assigned by Computershare. Such legal proxy must reflect your holdings of Common Stock along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on May 4, 2023. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare as follows:

1. By email: Forward the email from your bank, broker, trustee or other nominee containing your legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com; or

2. By mail: Mail your legal proxy to Computershare, WW International, Inc. Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.

Your bank, broker, trustee or other nominee will also send you separate instructions describing additional procedures, if any, for voting your shares electronically during the 2023 Annual Meeting.

Even if you plan to attend the 2023 Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the 2023 Annual Meeting.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2023 Annual Meeting on the Internet on our corporate website at corporate.ww.com/MNA.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2023 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Proposal 2 (Ratification of the Selection of Independent Registered Public Accounting Firm) is considered a routine matter, while Proposal 1 (Election of Class I Directors), Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation) and Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation ) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2023 Annual Meeting as follows:

Shareholders of Record. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (c) virtually attending the 2023 Annual Meeting and voting electronically prior to the polls being closed (virtual attendance at the 2023 Annual Meeting will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2023 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2023 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2023 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes that are present and entitled to vote are counted for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2023 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Class I Directors. Directors are elected by a plurality of the votes cast at the 2023 Annual Meeting. Neither an abstention, a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2023 will be ratified if the votes cast at the 2023 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal. As described above, this proposal is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation. The advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast at the 2023 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation. The advisory vote on whether a shareholder advisory vote on named executive officer compensation should occur every one, two or three years will be determined by which of the options (i.e., every one, two or three years) receives a majority of the votes cast at the 2023 Annual Meeting. If none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by shareholders. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2023 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2023 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies.

Proposals 2, 3 and 4 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the Class I director nominees to the Board of Directors (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2023 (Proposal 2); “FOR” the advisory approval of the compensation of our named executive officers (Proposal 3); and for “1 YEAR” with respect to the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 4).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare, will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2023 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, email, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary or his designee will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that were primarily commercial in nature or related to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 4, 2023.

Important Notice Regarding the Availability of Proxy Materials

for the 2023 Annual Meeting of Shareholders to be held on May 9, 2023

This Proxy Statement and the Annual Report to Shareholders are available at corporate.ww.com/MNA.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their resignation, removal, retirement, disqualification or death). The following individuals are our current directors and serve for the terms indicated:

Class I Directors (term expiring in 2023)

Raymond Debbane

Jennifer Dulski

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2024)

Denis F. Kelly

Julie Rice

Christopher J. Sobecki

Oprah Winfrey

Class III Directors (term expiring in 2025)

Steven M. Altschuler, M.D.

Julie Bornstein

Thilo Semmelbauer

Sima Sistani

As previously disclosed, Messrs. Debbane and Fajgenbaum will not be standing for re-election at the 2023 Annual Meeting. In light of Mr. Debbane also resigning from his role as Chairman of the Board of Directors effective as of the midnight prior to the 2023 Annual Meeting, the Board of Directors has appointed Mr. Semmelbauer to serve as Chairman of the Board of Directors effective as of 12:01 a.m. the morning of the 2023 Annual Meeting. Immediately following the 2023 Annual Meeting, the size of the Board of Directors will be reduced from 11 members to ten, and the Board of Directors expects to re-appoint Mr. Semmelbauer as Chairman of the Board of Directors.

The Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee (the “NCG Committee”), has nominated for election at the 2023 Annual Meeting as Class I directors, to serve until the 2026 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal, retirement, disqualification or death, the following slate of two nominees: Tracey D. Brown and Jennifer Dulski. Ms. Brown previously served as a director of the Company from February 2019 to January 2022 and Ms. Dulski is currently serving as a director of the Company and was previously elected as a director by the Company’s shareholders.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the persons named as proxies in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Information about our Executive Officers, Directors and Nominees”.

The Board of Directors recommends that you vote “FOR” the election of each of the Class I director nominees.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (the “Audit Committee”) has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2023. A representative of PricewaterhouseCoopers is expected to be present at the 2023 Annual Meeting, will have the opportunity to make a statement if she desires to do so and is expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the 2023 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2023.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2017 annual meeting of shareholders, our shareholders indicated their preference that we should seek future advisory votes every year on named executive officer compensation. Based on the recommendation of the Board of Directors in the Company’s 2017 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the Company determined to hold an advisory vote on named executive officer compensation every year. Accordingly, as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED”.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s 2022 executive compensation program was designed to achieve the following key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

•

Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors believe that the design of the 2022 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. The detail of the design and operation of the compensation program as it pertains to our named executive officers is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires the Company to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on named executive officer compensation should be held every one, two or three years. In satisfaction of this requirement, shareholders are being asked to indicate their preference for one, two or three years with respect to the frequency of future advisory votes on named executive officer compensation. It is expected that the next vote on the frequency of future advisory votes on named executive officer compensation will occur at our 2029 annual meeting of shareholders.

The optimal frequency of an advisory vote on named executive officer compensation depends on a judgment about the relative benefits and burdens of each of the options. The Compensation Committee and the Board of Directors believe an annual vote will continue to allow shareholders to provide input on the Company’s compensation program on a consistent basis and align with prevailing corporate governance practices. As a result, the Compensation Committee and the Board of Directors recommend a vote for the holding of future advisory votes on named executive officer compensation every year.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote for the holding of future advisory votes on the compensation of our named executive officers every “1 YEAR”.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Currently, our Board of Directors is comprised of 11 members, one of whom is standing for re-election at the 2023 Annual Meeting. As previously disclosed, immediately following the 2023 Annual Meeting, the size of the Board of Directors will be reduced from 11 members to ten. The Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held 9 meetings in fiscal 2022. In fiscal 2022, each incumbent director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees thereof on which he or she served during the period for which he or she was a director or committee member, respectively. We expect directors to attend our annual meetings of shareholders in the absence of a scheduling conflict or other valid reason. Nine then-current directors attended the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”). In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Set forth below in the section entitled “Information about our Executive Officers, Directors and Nominees” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on our corporate website at corporate.ww.com/govdocs. The NCG Committee periodically reviews corporate governance developments and recommends to the Board of Directors any amendments that may be appropriate to our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the NCG Committee. The Board of Directors has determined that a majority of our directors are independent under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and our Corporate Governance Guidelines. For additional details regarding this independence determination, see “—Director Independence”.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. The current members of the Audit Committee are Dr. Altschuler and Messrs. Kelly and Semmelbauer. The Chairman of the Audit Committee is Mr. Kelly. The Audit Committee held 6 meetings during fiscal 2022.

The principal responsibilities and duties of the Audit Committee include:

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overseeing that our management has maintained the reliability and integrity of our accounting policies and financial reporting processes, including internal control over financial reporting and disclosure practices and financial statement audits;

•	overseeing that our management has established and maintained processes designed to ensure that an adequate system of internal controls is functioning;

•	overseeing that our management has established and maintained processes designed to ensure our compliance with all applicable laws, regulations and corporate policy;

•	assisting the Board of Directors in its oversight of the quality and integrity of our financial statements;

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in consultation with our independent registered public accounting firm and management, reviewing and discussing our earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information and measures) and reviewing and discussing our annual and quarterly financial statements;

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overseeing the performance of our independent registered public accounting firm and retaining or terminating the independent registered public accounting firm and approving all audit and significant non-audit engagement fees and terms with such registered public accounting firm;

•	reviewing, at least annually, the qualifications, performance and independence of our independent registered public accounting firm;

•	in consultation with our independent registered public accounting firm, management and the internal auditors, reviewing the integrity of our financial reporting processes, both internal and external;

•	reviewing and discussing with our independent registered public accounting firm a draft of the auditor’s report;

•	reviewing periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on our financial statements;

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establishing and maintaining procedures for (i) the receipt, retention and treatment of complaints received by us from any source regarding accounting, internal accounting controls or auditing matters, and (ii) the submission of concerns from our employees on a confidential, anonymous basis regarding questionable accounting or auditing matters;

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overseeing the procedures designed to implement the Company’s Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) to ensure that they are operating effectively; and

•	preparing a periodic performance evaluation of the Audit Committee.

The Audit Committee has the power to investigate any matter of interest or concern that it deems appropriate and to retain counsel for such purpose.

The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of Nasdaq. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation and (ii) be an affiliate of the Company or any of its subsidiaries. The Board of Directors has determined that each of the Audit Committee members, Dr. Altschuler and Messrs. Kelly and Semmelbauer, has no material relationship with us and satisfies the independence requirements under our Corporate

Governance Guidelines, the listing standards of Nasdaq, and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Compensation Committee

The current members of the Compensation Committee are Dr. Altschuler, Messrs. Debbane and Sobecki and Ms. Dulski. Each member of the Compensation Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chairman of the Compensation Committee is Mr. Debbane. The Compensation Committee held 7 meetings during fiscal 2022.

The principal responsibilities and duties of the Compensation Committee include:

•	establishing and reviewing the overall compensation philosophy of the Company;

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reviewing and approving, or recommending to the Board of Directors, corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

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evaluating the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, either reviewing and approving, or recommending to the Board of Directors, the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	approving or recommending to the Board of Directors any employment relationship or transaction involving an executive officer and any related compensation;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	discussing the results of the shareholder advisory vote on “say-on-pay,” if any, with regard to the named executive officers;

•	reviewing and recommending to the Board of Directors compensation of directors;

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considering, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

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reviewing, and making recommendations to the Board of Directors with respect to, the Company’s incentive compensation plans and equity-based plans, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing, monitoring and making recommendations to the Board of Directors with respect to, or approving, employee pension, profit sharing and benefit plans;

•	overseeing the preparation of a “Compensation Discussion and Analysis” for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, in accordance with the rules of the SEC; and

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters, as applicable.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the other named executive officers, see “Compensation Discussion and Analysis”.

Nominating and Corporate Governance Committee

The current members of the NCG Committee are Ms. Rice and Messrs. Semmelbauer and Sobecki. Each member of the NCG Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chairman of the NCG Committee is Mr. Semmelbauer. The NCG Committee held 5 meetings during fiscal 2022.

The principal responsibilities and duties of the NCG Committee include:

•	establishing criteria for the selection of new directors to serve on the Board of Directors;

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identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors, and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of shareholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	considering questions of independence and possible conflicts of interests of members of the Board of Directors and executive officers;

•	evaluating candidates for nomination to the Board of Directors and conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing a set of corporate governance principles applicable to the Company and developing and recommending to the Board of Directors any changes thereto;

•	overseeing the evaluation of the Board of Directors;

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recommending members of the Board of Directors to serve on committees of the Board of Directors, as well as serve as the chairpersons thereof, and evaluating the operations and performance of such committees; and

•	overseeing the Company’s environmental, social and corporate governance (“ESG”) plans, practices and reporting, and keeping abreast of related developments, as appropriate.

The NCG Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Board Structure

The Board of Directors oversees the business and affairs of the Company and monitors the performance of management. The fundamental responsibility of the Board of Directors is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its shareholders. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board of Directors, reports from management, and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary.

It has been the policy of the Company for many years to separate the positions of Chief Executive Officer and Chairman of the Board of Directors, and Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg in September 1999. As the Chairman of the Board of Directors, Mr. Debbane acts as the key liaison between the Board of Directors and the Chief Executive Officer, presides over meetings of the Board and the shareholders, communicates the Board of Directors’ feedback to the Chief Executive Officer, and communicates on behalf of the Board of Directors with various constituencies involved with the Company. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company at this time. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors who is solely responsible for leading the Board of Directors promotes accountability, clarifies the individual roles and responsibilities of the Chief Executive Officer and Chair, and allows the focus of our Chief Executive Officer’s time and energy to be running the day-to-day operations of the Company.

As previously disclosed, Messrs. Debbane and Fajgenbaum will not be standing for re-election at the 2023 Annual Meeting. In light of Mr. Debbane also resigning from his role as Chairman of the Board of Directors effective as of the midnight prior to the 2023 Annual Meeting, the Board of Directors has appointed Mr. Semmelbauer to serve as Chairman of the Board of Directors effective as of 12:01 a.m. the morning of the 2023 Annual Meeting. Immediately following the 2023 Annual Meeting, the size of the Board of Directors will be reduced from 11 members to ten, and the Board of Directors expects to re-appoint Mr. Semmelbauer as Chairman of the Board of Directors.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks, technological risks, privacy and security risks, and risks relating to regulatory and legal compliance. Our Board of Directors is responsible for overseeing the development and execution of the Company’s strategic plans and for understanding the associated risks and actions that management is taking to manage and mitigate those risks. The Board of Directors believes that taking an active role in the oversight of our corporate strategy and the related risks is appropriate, given our directors’ combined breadth and depth of experience, and is critical to ensuring that the long-term interests of WW and its shareholders are being served. The Board of Directors also encourages management to promote a culture that actively manages risks as a part of our corporate strategy and day-to-day business operations.

Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, technology, internal audit, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team.

The Board of Directors and its committees actively oversee the Company’s risk management. For example, the Audit Committee routinely meets with our Chief Technology Officer and Chief Information Security Officer as well as outside experts from time to time to assess cybersecurity risks and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses. The Board’s committees each play a significant role in the oversight of the Company’s risk management. The scope of each committee’s risk oversight responsibility is set forth below:

•	The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management. The Audit Committee oversees our major financial risk exposures, including related to internal controls and cybersecurity, as well as the steps management has taken to monitor and control those exposures. This review includes regular assessments of the Company’s disclosure controls and procedures to assure that current practices account for material risks facing the Company. The Audit Committee and the management team meet quarterly, and more frequently as needed, to assess the Company’s risk environment, its response to present risks, and its planned responses to future and anticipated risks.

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The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. As part of its risk assessments, the Compensation Committee consults with Frederic W. Cook & Co., Inc., its independent compensation consulting firm, to identify risks that may be associated with the Company’s compensation programs.

•	The NCG Committee oversees risks relating to corporate governance, including ESG issues, Board of Directors and committee composition and director independence.

Members of our executive management team meet with the Board of Directors, Audit Committee, Compensation Committee and NCG Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Compensation Committee Interlocks and Insider Participation

Each of Dr. Altschuler, Messrs. Debbane and Sobecki and Ms. Dulski served as a member of the Compensation Committee during fiscal 2022. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2022. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Registration Rights Agreement” for a description of the relationships that Messrs. Debbane and Sobecki have with the Company.

Identifying and Evaluating Nominees for Directors

Pursuant to our Corporate Governance Guidelines and the NCG Committee Charter, the NCG Committee is responsible for nominating, or recommending to the Board of Directors, nominees for election as directors. The NCG Committee will consider candidates for nomination as a director recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. Considerations in evaluating candidates include the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the NCG Committee and the Board of Directors will take into account all other factors they consider appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While neither the NCG Committee nor the Board of Directors has adopted a formal policy regarding diversity, they evaluate each candidate in the context of the Board of Directors’ membership as a whole and seek to maintain a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. For additional details regarding the diversity of our Board of Directors, see “Information about our Executive Officers, Directors and Nominees—Director Qualifications and Diversity”. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The NCG Committee will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The NCG Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates.

Recommendation of the Class I Director. Ms. Sistani, our Chief Executive Officer, identified and proposed the nomination of Ms. Brown for election to the Company’s Board of Directors. Subsequent to their respective evaluations of Ms. Brown, including with respect to her tenure as a director of the Company between February 2019 and January 2022, the NCG Committee and the Board of Directors nominated Ms. Brown to be elected as a Class I director of the Company at the 2023 Annual Meeting.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholder meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person(s)) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”), the foregoing information must be submitted to WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The NCG Committee will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be considered.

Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the Nasdaq listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

The Board of Directors and the NCG Committee reviews the independence of the Company’s directors on a regular basis, and at least annually. Following this review, the Board of Directors has affirmatively determined that the following directors, who currently serve on the Board, are independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines: Dr. Altschuler, Mses. Bornstein, Dulski and Rice and Messrs. Debbane, Fajgenbaum, Kelly, Semmelbauer and Sobecki. Additionally, the Board of Directors has affirmatively determined that director nominee Ms. Brown is independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. In making the independence determinations, the Board of Directors and the NCG Committee considered all relevant facts and circumstances.

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our corporate website at corporate.ww.com/govdocs.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed within four business days of the date of such amendment or waiver on our corporate website at corporate.ww.com/govdocs and corporate.ww.com/corporate-actions, respectively. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our corporate website within four business days of the date of such waiver.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, currently Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable Nasdaq listing standards and our Corporate Governance Guidelines hold executive sessions at least twice a year. Mr. Kelly presided over these sessions in fiscal 2022.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

Set forth below are the names, ages, and current positions with us as of April 4, 2023 of our executive officers, directors and nominees. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
Sima Sistani	43	Chief Executive Officer, Director
Heather Stark	49	Interim Principal Financial Officer
Michael F. Colosi	57	General Counsel and Secretary
Michael Lysaght	49	Chief Technology Officer
Amanda Tolleson	42	Chief Marketing Officer
Raymond Debbane*(1)	68	Chairman of the Board of Directors
Steven M. Altschuler, M.D.(1)(2)	69	Director
Julie Bornstein	53	Director
Tracey D. Brown	55	Director Nominee
Jennifer Dulski(1)	51	Director
Jonas M. Fajgenbaum*	50	Director
Denis F. Kelly(2)	73	Director
Julie Rice(3)	52	Director
Thilo Semmelbauer(2)(3)	57	Director
Christopher J. Sobecki(1)(3)	64	Director
Oprah Winfrey	69	Director

*	Not standing for re-election at the 2023 Annual Meeting.

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of NCG Committee.

Sima Sistani. Ms. Sistani has served as a director and our Chief Executive Officer since March 2022. Until February 2022, she worked at Epic Games, Inc., a video game and software developer and publisher, where she served as Chief Executive Officer of Houseparty, a face-to-face synchronous social network, and also was the senior executive leading social gameplay and feature development for Epic’s gaming products, including Fortnite. Prior to Epic’s acquisition of Houseparty in June 2019, Ms. Sistani was the Chief Executive Officer at Houseparty and served on its Board of Directors, having been one of its original co-founders prior to its February 2016 launch. She previously led mobile growth operations at Yahoo! Inc., a technology company, from November 2011 to May 2015, and from the time Yahoo! acquired Tumblr she served as Tumblr’s first Head of Media. Prior to that time, Ms. Sistani held positions at Goldman Sachs and Creative Artists Agency. Ms. Sistani received a B.A. from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Heather Stark. Ms. Stark has served as our Interim Principal Financial Officer since December 2022. She previously served as our Head of Finance, North America from April 2022 to December 2022, Vice President Finance & Commercial Development of WW Canada from July 2018 to April 2022, Vice President Finance from May 2015 to July 2018 and Director Finance from December 2010 to May 2015. Prior to joining us, Ms. Stark was with Bacardi Limited, the world’s largest privately held spirits business, where she served as Controller of the Canadian business from September 2005 to November 2010. Prior to joining Bacardi, Ms. Stark served as the Corporate Controller of Opta Minerals Inc., a Canadian publicly traded processor, distributor and seller of industrial minerals, from 2004 to 2005. Ms. Stark was a Chartered Accountant for PriceWaterhouseCoopers LLP from 1999 through 2004. Ms. Stark received a B.A. in Canadian Studies from the University of Toronto and her Chartered Accountant and Chartered Professional Accountant designation from CPA Ontario.

Michael F. Colosi. Mr. Colosi has served as our General Counsel and Secretary since May 2014. Prior to joining us, Mr. Colosi most recently served as Senior Vice President, General Counsel and Corporate Secretary of Kenneth Cole Productions, Inc. (KCP), a multi-brand retail, wholesale and licensing company, from March 2007 to February 2014. His service as General Counsel and Secretary of KCP commenced in July 2000 and July 2004, respectively. He also served as Corporate Vice President of KCP from July 2000 to February 2007. Prior to joining KCP, Mr. Colosi was Associate General Counsel and Assistant Secretary for The Warnaco Group, Inc., an international apparel company, from 1996 to 2000. Mr. Colosi received a B.A. in Economics and English from Cornell University and a J.D. from The University of Michigan Law School.

Michael Lysaght. Mr. Lysaght serves as our Chief Technology Officer. Since joining us in September 2014, he previously served in roles including Chief Digital Officer from August 2019 to April 2022, Chief Technology Officer from September 2016 to July 2019 and Senior Vice President of Digital Product Engineering from September 2014 to September 2016. Prior to joining us, Mr. Lysaght worked at SecondMarket, Inc. (now Nasdaq Private Market), a platform providing liquidity solutions for private companies, from March 2009 to September 2014, where he most recently held the role of Vice President of Engineering/Head of Technology. He previously was an Independent Consultant working for a variety of startups, telecommunication companies and financial institutions. Mr. Lysaght has a B. Sc. in Computer Science from University College Cork, Ireland.

Amanda Tolleson. Ms. Tolleson has served as our Chief Marketing Officer since August 2022. Prior to joining us, Ms. Tolleson served as Chief Customer Officer at Maisonette, a curated baby and kid’s marketplace, from March 2020 to August 2022. She previously held several roles at Birchbox, a subscription beauty service, most recently serving as Chief Customer Officer from March 2018 to March 2020 and Chief Marketing Officer from March 2016 to March 2018, after joining the company in January 2014. Prior to that, Ms. Tolleson held several positions at various brand and marketing strategy consultancies. Ms. Tolleson received a B.A. in Psychology from Stanford University and an M.B.A. from Harvard Business School.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg in September 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A., and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Debbane was previously a director of Blue Buffalo Pet Products, Inc.

Steven M. Altschuler, M.D. Dr. Altschuler has been a director since September 2012. Since May 2018, Dr. Altschuler has served as a Managing Director, Healthcare Ventures, of Ziff Capital Partners, a private investment firm. He previously served as a consultant to the University of Miami Health Care System from September 2017 through December 2017, the Chief Executive Officer of University of Miami Health Care System and Executive Vice President for Healthcare at the University of Miami from January 2016 to September 2017, and the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP) from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP and the Perelman School of Medicine at the University of Pennsylvania, including Physician-in-Chief/Chair of Pediatrics and chief of the Division of Gastroenterology, Hepatology and Nutrition. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is Chairman of the Board of Directors of 89bio, Inc. and a director of Orchard Therapeutics plc. He previously served as Chair of the Board of Directors of Spark Therapeutics, Inc. and a director of Adtalem Global Education Inc.

Julie Bornstein. Ms. Bornstein has been a director since February 2019. Until January 2023, Ms. Bornstein served as Senior Vice President and Chief Shopping Officer of Pinterest, Inc., a digital visual inspiration platform. Ms. Bornstein joined Pinterest when it acquired The Yes Platform, Inc., an AI-powered online shopping platform she co-founded and for which she served as Chief Executive Officer from February 2018 until its acquisition in June 2022. From March 2015 to September 2017, Ms. Bornstein served as Chief Operating Officer at Stitch Fix, Inc., an online styling services company. Prior to that, Ms. Bornstein served as Chief Digital Officer at Sephora, a cosmetic retail company and subsidiary of LVMH Moët Hennessy Louis Vuitton SE, from August 2007 to March 2015. Ms. Bornstein received a B.A. in Government from Harvard College and an M.B.A. from Harvard Business School. Ms. Bornstein is a director of Redfin Corporation and Sweetgreen, Inc.

Tracey D. Brown. Since March 2023, Ms. Brown has served as Executive Vice President and President of Walgreens Retail and U.S. Chief Customer Officer of Walgreens, a portfolio brand of Walgreens Boots Alliance, Inc., an integrated healthcare, pharmacy and retail company, after serving as President Retail Products and Chief Customer Officer of Walgreens from November 2021 to February 2023. From June 2018 to November 2021, Ms. Brown served as Chief Executive Officer of the American Diabetes Association, the largest voluntary health organization in the United States. Previously, Ms. Brown was with Sam’s Club, a membership retail warehouse club and division of Walmart Inc., where she served as Senior Vice President of Operations and Chief Experience Officer from February 2017 to June 2018, Chief Member and Marketing Officer from January 2015 to February 2017, and Vice President from October 2014 to January 2015. Prior to joining Sam’s Club, Ms. Brown held various roles at RAPP Dallas (a part of the Omnicom Group), Direct Impact, Advanced Micro Devices, Peppers & Rogers Group, Dell, American Express, Exxon and Procter & Gamble. Ms. Brown earned a Bachelor of Chemical Engineering from the University of Delaware and an M.B.A. from Columbia Business School. Ms. Brown is a director of YETI Holdings, Inc. and was previously a director of the Company from February 2019 to January 2022.

Jennifer Dulski. Ms. Dulski has been a director since February 2020. In April 2020, Ms. Dulski founded and began serving as Chief Executive Officer of Rising Team, a SaaS company that provides tools for leadership and team development. She previously served as Head of Groups & Community for Facebook, Inc., a social networking service, from September 2017 to May 2019 and as President & Chief Operating Officer of Change.org, a social change platform, from January 2013 to June 2017. Until January 2013, Ms. Dulski served as Global Head of Product Management, Shopping & Product Ads at Google Inc., which she joined in 2011 when it acquired The Dealmap, a company she co-founded and for which she served as Chief Executive Officer from 2007 until its acquisition. Prior to that, Ms. Dulski served in multiple roles at Yahoo! Inc. from 1999 until 2007. Ms. Dulski received a B.A. in Psychology and an M.B.A. from Cornell University. She was previously a director of Social Capital Hedosophia Holdings Corp. V.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal Luxembourg in September 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Denis F. Kelly. Mr. Kelly has been a director since May 2015. Mr. Kelly is affiliated with, and has served as a Managing Partner of, Scura Partners Securities LLC, a private investment banking firm which he co-founded, since 2001. In addition, Mr. Kelly has served as a Senior Advisor to TM Capital Corp., a private investment banking firm, since 2022. Also, Mr. Kelly is a Hearing Officer for National Arbitration and Mediation (NAM), one of the leading dispute resolution institutions in the United States. From 1993 to 2001, he was a Managing Director of Prudential Securities Incorporated. Previously, he served as the President and Chief Executive Officer of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly received a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. He was previously a director of MSC Industrial Direct Co., Inc.

Julie Rice. Ms. Rice has been a director since August 2018. Since February 2021, she has served as the Co-Founder and Co-Chief Executive Officer of Peoplehood LLC, a connection and wellness company, and since June 2016, she has served as the Co-Founder of LifeShop LLC, an advising and investing company. From November 2017 to March 2019, Ms. Rice served as a Partner at WeWork, a shared workspace company. After co-founding SoulCycle Inc., a fitness company, in 2006, Ms. Rice served as Co-Chief Executive Officer from 2006 to 2015, Chief Talent and Creative Officer from 2015 to 2016 and a member of the board of directors from 2010 to 2018. Previously, Ms. Rice was a Talent Manager at Handprint Entertainment from 1997 to 2004. Ms. Rice received a B.A. in English and Theater from the State University of New York at Binghamton.

Thilo Semmelbauer. Mr. Semmelbauer has been a director since September 2016. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Since May 2019, Mr. Semmelbauer has served as Managing Director of Insight Partners, a global private equity and venture capital firm, where he previously served as a Senior Advisor from 2017 to 2019 and a Venture Partner from 2015 to 2017. From 2010 to 2015, he served as President and Chief Operating Officer of Shutterstock, Inc., a global marketplace for licensing images, videos, and music to businesses worldwide. From 2009 to 2010, he served as Executive Vice President, Consumer Business, of TheLadders.com, a career management company. Mr. Semmelbauer was also Weight Watchers International, Inc.’s Global Chief Operating Officer from 2006 to 2008 and Chief Operating Officer for North America from 2004 to 2006, after serving as President and Chief Operating Officer of WeightWatchers.com from 2000 to 2004 where he was part of the founding team. He holds an A.B. in Electrical Engineering and Computer Science from Dartmouth College and a dual M.S. in Management and Electrical Engineering from the Massachusetts Institute of Technology.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal Luxembourg in September 1999. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Mr. Sobecki is a Managing Director of The Invus Group, LLC, which he joined in 1989. He received an M.B.A. from the Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

Oprah Winfrey. Ms. Winfrey has been a director since October 2015. Most recently, Ms. Winfrey served as the Chairman and Chief Executive Officer of her cable network, OWN: Oprah Winfrey Network. Previously, she founded Harpo, Inc. in 1986, under which she has launched numerous media and entertainment businesses, including OWN: Oprah Winfrey Network, Oprah Daily, O, The Oprah Magazine, and Harpo Films, in addition to hosting and producing the award-winning talk show ‘The Oprah Winfrey Show’ for 25 years. Ms. Winfrey is a global media leader, philanthropist, producer, actress and author. She also has been serving as a member of the Smithsonian’s advisory council since 2004.

Director Qualifications and Diversity

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors and NCG Committee focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ and nominees’ individual biographies set forth immediately above. In particular, the Board of Directors and NCG Committee considered:

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Mr. Debbane’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

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Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, general management and business operations, complex regulatory matters, and financial management and accounting.

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Ms. Bornstein’s experience as a senior executive specializing in digital products and marketing technology for leading online services companies and her extensive knowledge and understanding of consumer loyalty programs, e-commerce and financial management and accounting.

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Ms. Brown’s experience as a senior executive with extensive knowledge and understanding of consumer behavior, including membership strategy and experiences, subscription offerings and financial management and accounting, as well as her role as the former chief executive officer of the American Diabetes Association, the largest voluntary health organization in the United States and a global authority on diabetes.

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Ms. Dulski’s experience as an executive in several industry-leading digital and technology companies as well as successful startups and her extensive knowledge and understanding of how to drive innovation across digital brands and platforms and scale organizations to achieve growth.

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Mr. Fajgenbaum’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

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Mr. Kelly’s experience in investment banking and strategic transactions and his extensive knowledge and understanding of corporate finance and accounting, business development and international corporate strategy.

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Ms. Rice’s experience as an entrepreneur building communities and talent networks and developing new retail experiences and her extensive knowledge and understanding of brand communities, the wellness and fitness industries and consumer environments.

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Ms. Sistani’s experience in building and transforming digital communities and her expertise in product strategy, digital marketing and business development, as well as her position as Chief Executive Officer of the Company having responsibility for the day-to-day oversight of the Company’s business operations.

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Mr. Semmelbauer’s experience with Internet and technology companies for over 30 years, including as part of the founding team of WeightWatchers.com, and his extensive knowledge and understanding of digital product development, e-commerce, technology and general management processes and operations.

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Mr. Sobecki’s experience as a private equity investor and his extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

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Ms. Winfrey’s experience as a global media leader, entrepreneur, motivational speaker and senior executive in varied media companies and her extensive knowledge and understanding of global brand management, marketing strategy, organizing at the local and global level, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Fajgenbaum and Sobecki, the Board of Directors and NCG Committee also considered their respective positions with The Invus Group, LLC, the exclusive investment advisor to Artal.

The Board of Directors seeks to maintain a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. In accordance with Nasdaq rules, the following Board Diversity Matrix sets forth the required self-identified diversity statistics for our directors.

Board Diversity Matrix (As of April 4, 2023)

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	5	6	—	—

Part II: Demographic Background

African American or Black	1	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	1	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	4	5	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

We also recognize that one of our directors identifies as Persian.

Arrangements and Understandings

As previously disclosed, the Winfrey Purchase Agreement (as defined hereafter) that the Company entered into with Ms. Winfrey on October 18, 2015 initially provided Ms. Winfrey with the right to be nominated as a director of the Company for so long as she and certain permitted transferees own at least 3% of the Company’s issued and outstanding Common Stock. On December 15, 2019, the Company entered into an amendment to the Winfrey Purchase Agreement with Ms. Winfrey, which provides Ms. Winfrey with the right to be nominated as a director of the Company through and until January 1, 2023. On that same date, the Company entered into the previously disclosed Strategic Collaboration Amendment (as defined hereafter) with Ms. Winfrey, pursuant to which, among other things, the initial term of five years was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term will commence and continue through the earlier of the date of the Company’s 2025 annual meeting of shareholders or May 31, 2025. Throughout such second term, except as otherwise prohibited by applicable law, the Company will cause Ms. Winfrey to be nominated as a director of the Company. These amendments became operative on May 6, 2020 when the Company’s shareholders approved the Winfrey Amendment Option Agreement (as defined below). Additionally, pursuant to the Corporate Agreement the Company entered into with Artal in November 2001, which was amended in July 2005, the Company agreed that so long as Artal beneficially owns 10% or more of its then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors does not restrict Artal from nominating a greater number of directors. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons” for further information on these arrangements.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2022 and fiscal 2021 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2022 and fiscal 2021, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2022 and fiscal 2021 and (iii) reviews of documents filed with the SEC.

Audit-Related Fees

Audit-related fees were for assurance and related services rendered by PricewaterhouseCoopers that were reasonably related to the performance of the audit or the review of our financial statements and not included in audit fees. Such fees for fiscal 2022 and fiscal 2021 were related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2022 and fiscal 2021 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance, tax consulting and various special projects (including advice on tax examinations).

All Other Fees

All other fees for fiscal 2022 and fiscal 2021 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy for Audit and Non-Audit Services provides for pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy. Such services are pre-approved up to a specified fee limit and for a term of 12 months from the date of pre-approval, unless the Audit Committee provides for a different period. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer and/or SVP Corporate Controller, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000 in the aggregate. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2022 and fiscal 2021:

	Fiscal 2022	Fiscal 2021
Audit Fees	$2,669,437	$3,199,602
Audit-Related Fees	4,816	3,184
Tax Fees	112,850	285,754
All Other Fees	12,703	13,916

Total Fees	$2,799,806	$3,502,456

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2022.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Denis F. Kelly, Steven M. Altschuler and Thilo Semmelbauer, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of Nasdaq, and our Corporate Governance Guidelines, and that Mr. Kelly is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2022, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2022 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2022.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2023, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

This report is being provided by the following independent directors who constituted the Audit Committee as of March 20, 2023, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Denis F. Kelly, Chair

Steven M. Altschuler

Thilo Semmelbauer

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2022 and included in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Steven M. Altschuler

Jennifer Dulski

Christopher J. Sobecki

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation program with respect to fiscal 2022 and the amounts in the compensation tables that follow.

Named Executive Officers

Current Executive Officers	Title
Sima Sistani(1)	Chief Executive Officer
Heather Stark(2)	Interim Principal Financial Officer
Michael F. Colosi	General Counsel and Secretary
Michael Lysaght(3)	Chief Technology Officer and Former Chief Digital Officer
Amanda Tolleson(4)	Chief Marketing Officer

(1)	Ms. Sistani was appointed Chief Executive Officer of the Company effective March 21, 2022.
(2)	Ms. Stark was appointed Interim Principal Financial Officer of the Company effective December 2, 2022.
(3)

Mr. Lysaght ceased serving as Chief Digital Officer and was appointed Chief Technology Officer of the Company, effective April 22, 2022, in connection with the previously disclosed fiscal 2022 organizational realignment of the Company (the “2022 Restructuring Plan”).

(4)	Ms. Tolleson was appointed Chief Marketing Officer of the Company effective August 15, 2022.

Former Executive Officers	Title
Mindy Grossman(1)	Former President and Chief Executive Officer
Amy O’Keefe(2)	Former Chief Financial Officer
Nicholas P. Hotchkin(3)	Former Chief Operating Officer

(1)	Ms. Grossman resigned as President and Chief Executive Officer of the Company effective March 18, 2022.
(2)	Ms. O’Keefe ceased serving as Chief Financial Officer of the Company effective December 2, 2022 and departed the Company on December 31, 2022.
(3)	Mr. Hotchkin departed the Company on April 22, 2022 in connection with the elimination of his role of Chief Operating Officer of the Company as part of the 2022 Restructuring Plan.

Executive Summary

Fiscal 2022 Business Performance

In fiscal 2022, we continued to feel the impact of a challenging consumer environment, which has had an ongoing impact on our financial performance. WW ended fiscal 2022 with 3.5 million subscribers, a decrease of 14.9% from the prior year. Our fiscal 2022 total revenue of $1.04 billion was down 14.2% versus the prior year. We experienced an operating loss of $283.0 million in fiscal 2022 as compared to operating income of $196.3 million in the prior year. Diluted net loss per share for fiscal 2022 was $3.58 compared to earnings per fully diluted share of $0.95 in the prior year. In light of these results, we did not achieve the Company’s global full year fiscal 2022 operating income goal of $168.0 million under our fiscal 2022 annual, performance-based cash bonus plan and, therefore, did not pay fiscal 2022 annual cash bonuses out at target (except in the case of Ms. Sistani as discussed further below). After adjusting our fiscal 2022 reported operating income for impairment and restructuring charges and a tax reserve reassessment, our fiscal 2022 adjusted operating income achievement was $154.55 million, which was 92% of our full year 2022 financial performance goal. For additional details on these adjustments to fiscal 2022 reported operating income, see “—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses— Annual, Performance-Based Cash Bonus—Determination of Financial Performance Metrics and Goals”. As a result, bonuses were funded at 60% (equivalent to a $10.9 million payout) with respect to the portion of the 2022 annual cash bonus payable in connection with the Company’s global full year fiscal 2022 financial performance.

Throughout the year, the Company focused on the following priorities to drive financial performance and shareholder value:

•	Executing on a digital product roadmap focused on community, accountability, and coaching;

•	Establishing data-informed processes and culture;

•	Streamlining the business, including transitioning former Digital 360 members to the Workshops + Digital business and rationalizing our consumer products offerings;

•	Simplifying the WW program;

•	Centralizing our operations to execute more efficiently and to reduce our costs; and

•	Reducing our real estate footprint.

Fiscal 2022 Pay for Performance

Our executive compensation program is designed to align the pay earned by our named executive officers (“NEOs”) with the performance delivered and the creation of shareholder value.

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Annual, performance-based cash bonuses. Annual cash bonuses for fiscal 2022 could be earned based on the Company’s financial performance and, in the case of some named executive officers, individual performance as well. The bonus amount attributable to the Company’s financial performance goals was based solely on full year fiscal 2022 operating income. Unlike prior bonus plans in recent years which used a first quarter performance metric along with a full year performance metric, the 2022 bonus plan only used a full year operating income performance metric to maximize the focus on the Company’s profitability and related cost savings initiatives and value creation for shareholders across the entire year.

With respect to full year fiscal 2022 adjusted operating income performance, while the Company did not achieve the target level of achievement, the Company did exceed the threshold level of achievement against the full year operating income goal resulting in a payment for the financial performance portion of the bonus. As a result, Mses. Grossman and O’Keefe, whose bonus opportunities were entirely contingent on financial performance, were paid 60% of their respective target bonuses, pro-rated in the case of Ms. Grossman. While Ms. Sistani’s bonus opportunity is entirely contingent on financial performance, for fiscal 2022, she was paid a guaranteed, pro-rated annual bonus at target pursuant to the terms of the Sistani Employment Agreement (defined below). Bonus payments for the other eligible named executive officers ranged from 60% to 82.5% of her or his target bonus, reflecting below target achievement against the full year operating income goal and inclusive of their individual performance portion of the bonus.

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Outstanding stock options remain underwater. Commencing in fiscal 2020, the Company granted executives stock options in place of performance stock units (“PSUs”) as part of its annual equity program due to the uncertain macroeconomic environment, shifting consumer sentiment, and the challenges of setting sufficiently-informed long-term performance goals. The Compensation Committee believed that stock options maintained a strong performance orientation for participants by aligning participants’ interests with those of our shareholders given stock options will only generate value to the extent our Common Stock price increases after the grant date. No value has been realized by our named executive officers from the stock options granted to them, if any, since the start of fiscal 2020, with all stock option awards remaining underwater at fiscal 2022 year-end. Furthermore, no performance-based equity compensation previously awarded to named executive officers has delivered value to the named executive officers who received such compensation since the PSUs granted in fiscal 2017 which would have vested in early 2020 were instead forfeited for failure to achieve minimum performance thresholds. The Compensation Committee believes this lack of value realization by the named executive officers with respect to their respective stock option and PSU awards is appropriately aligned with our stock price performance. The Compensation Committee continues to believe that stock option awards provide clarity with respect to performance goals to equity plan participants, including the named executive officers, facilitate the retention of talent that is critical to our strategic initiatives, and incentivize actions which will rebuild value for both the equity plan participants and our shareholders.

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Fixed share price methodology for annual equity awards. In response to concerns about share dilution and the availability of shares under our Third Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), with respect to the fiscal 2022 annual equity awards, the Compensation Committee revised its methodology for determining the number of restricted stock units (“RSUs”) granted in November 2022 as the second installment of such awards. The Compensation Committee determined to use a fixed share price of $9.13 (i.e., the closing price of our Common Stock used to convert the value of the first installment of the fiscal 2022 annual equity awards into a fixed number of RSUs which were granted in May 2022) to determine the number of RSUs granted in November 2022. This fixed share price of $9.13 represented a 54% reduction in the number of RSUs awarded to our eligible named executive officers than would have been granted if the standard methodology for value conversion had been used.

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Executive profit sharing plan monthly contributions suspended. As part of the Company’s fiscal 2022 cost-savings initiatives, starting in March 2022, the Company suspended its monthly contributions to participants’ profit sharing accounts, including the accounts of the then-participating named executive officers. At this time, there are no plans to reintroduce monthly contributions by the Company. The Company continues to credit each participant’s profit sharing account with interest in accordance with the terms of the plan.

Executive Leadership Changes

Fiscal 2022 was a year of significant change among our executive leadership team. Ms. Sistani replaced Ms. Grossman as Chief Executive Officer in March 2022. Ms. O’Keefe ceased serving as our Chief Financial Officer in December 2022 and Ms. Stark assumed the role of Interim Principal Financial Officer at such time. In connection with the Company’s organizational realignment in the first half of fiscal 2022, Mr. Hotchkin’s role as Chief Operating Officer was eliminated and he departed the Company, and Mr. Lysaght assumed the role of Chief Technology Officer, each in April 2022. Additionally, Ms. Tolleson joined our executive leadership team as the Company’s Chief Marketing Officer in August 2022. In connection with these new hires, departures, and assumptions of new responsibilities, as the case may be, the Compensation Committee approved associated pay decisions and terms of employment or separation that it believed to be consistent with the Company’s executive compensation philosophy, including pay for performance in the appropriate scenario, some of which are summarized below.

•	Ms. Sistani’s target annual compensation is consistent with market norms for companies like ours and her new-hire equity awards emphasized premium-priced stock options.

Ms. Sistani’s target annual compensation package is comprised of a base salary of $1,236,000, an annual, performance-based cash bonus target percentage of 150% of salary and a target aggregate annual equity award grant amount value of 400% of salary. Her target compensation emphasizes “at-risk” long-term compensation elements.

To secure the appointment of Ms. Sistani, the Board of Directors approved hiring equity awards for her as set forth below. The Board of Directors sought to align Ms. Sistani’s interests with those of our shareholders through the use of premium-priced stock option awards designed to incentivize an orientation toward exceptional business performance and long-term stock price appreciation.

Hiring Award	Grant Date Fair Value(1)	Fiscal Year End Valuation as Compensation Actually Paid(2)
325,000 RSUs	$3,328,000	$1,254,500
450,000 market-priced stock options Exercise price of $10.24	$2,700,945	$197,038
500,000 premium-priced stock options Exercise price of $30	$1,757,250	$37
500,000 premium-priced stock options Exercise price of $50	$1,227,000	$0

(1)

Amounts shown represent the grant date fair value of the applicable RSUs or stock options granted to Ms. Sistani upon her commencement of employment with the Company calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant or, if the market was closed on the date of grant, the last trading day that immediately preceded the date of grant. The assumptions made in determining option values are disclosed in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2022.

(2)

Amounts shown represent the value as of end of fiscal 2022 of the RSUs and stock options granted to Ms. Sistani upon her commencement of employment with the Company calculated in accordance with Item 402(v) (defined hereafter) as “compensation actually paid”. See “Pay Versus Performance Disclosure” below for the assumptions made in determining option values.

These hiring awards vest proportionately over four years on each anniversary of the grant date, March 21, 2022. These stock options expire on the seven-year anniversary of the grant date.

Additionally, Ms. Sistani was also guaranteed a fiscal 2022 annual, performance-based cash bonus equal to $1,854,000, her target bonus amount, pro-rated based on the number of days she was employed during fiscal 2022.

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Mr. Lysaght received an increase in his target annual compensation in connection with his appointment as Chief Technology Officer. Mr. Lysaght’s base salary was increased 5.4% to $550,000 and his annual, performance-based cash bonus target percentage and target aggregate annual equity award grant amount value increased from 60% to 65% and from 125% to 175% of salary, respectively, in connection with his appointment as Chief Technology Officer.

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Ms. Tolleson’s target annual compensation is comprised of a base salary of $430,000, an annual, performance-based cash bonus target percentage of 75% of salary, and target aggregate annual equity award grant amount value of 100% of salary.

To secure Ms. Tolleson’s appointment, she was paid a cash signing bonus of $100,000. Ms. Tolleson was also guaranteed a fiscal 2022 annual, performance-based cash bonus equal to at least 50% of her target bonus amount. However, the Company’s fiscal 2022 financial performance along with Ms. Tolleson’s individual performance rating resulted in her fiscal 2022 annual bonus being paid out above this guaranteed amount. Additionally, she received an annual equity award equal to 50% of her annual equity award target amount consisting of an award of RSUs granted in one installment on November 15, 2022.

•

Upon her appointment as Interim Principal Financial Officer, Ms. Stark’s salary was increased. Reflecting the expansion of her duties, the Compensation Committee increased Ms. Stark’s base salary by 54.3% to $432,274 (CAD$580,000)(1) upon her appointment as Interim

Principal Financial Officer. Additionally, Ms. Stark’s annual, performance-based cash bonus target percentage commencing with fiscal 2023 was increased from 40% to 65% of salary and such bonus shall be based solely on the Company’s overall financial performance.

•

Separation agreements were entered into with all departing named executive officers. Each of Mses. Grossman and O’Keefe and Mr. Hotchkin were entitled to certain payments and benefits in connection with their respective departures. Upon or in connection with their respective departures, each of them forfeited certain of their equity awards. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details regarding Mses. Grossman’s and O’Keefe’s and Mr. Hotchkin’s separation agreements.

(1)	Amount shown in Canadian dollars was converted to U.S. dollars using the applicable exchange rate on November 30, 2022, the date the Compensation Committee approved the salary change (i.e., $0.7453).

Executive Compensation at a Glance

To be successful, we need to attract, motivate and retain exceptional talent critical to our near- and long- term success, and align their compensation with measures that reflect strategic and financial performance and shareholder value creation. Fiscal 2022 was a year of significant transition for the Company, with several leadership changes, an organizational realignment to simplify the Company’s corporate structure and reduce costs, and a strategic refocusing under the guidance of our new Chief Executive Officer, Ms. Sistani. Through periods of change, it is important that our compensation programs, including those for our executives, keep pace with the competition and support the evolving needs of the Company. Below we summarize the key features of our executive compensation program during fiscal 2022, along with certain programmatic changes for fiscal 2023 which reflect our forward-looking priorities and respond to feedback from our shareholders. For additional details on our fiscal 2022 compensation program, see “—Executive Compensation Framework and 2022 Compensation Decisions”.

Target Compensation Mix
Component	CEO(1)	Other NEOs(2)	Description

Base Salary Attract and retain exceptional talent critical to our success

•  Reflects job responsibilities and performance

•  Determined based on subjective evaluation of factors, including position, level, scope of responsibility, prior experience and accomplishments, and contextual market data on salaries and inflation

Annual, Performance-Based Cash Bonus Drive and reward the achievement of our annual business objectives and, in certain cases, individual performance

•  Target value determined based on role, ranging from 40% to 150% of salary

•  Maximum payouts capped

•  CEO and CFO bonuses based on Company performance (100%)

•  Other named executive officer bonuses based on Company performance (75%) and individual performance (25%)

•  Fiscal 2022 Company performance was assessed solely against global full year operating income goal; fiscal 2023 Company financial performance will beassessed against an equally weighted combination of global full year operating income and end of period subscribers goals

Target Compensation Mix
Component	CEO(1)	Other NEOs(2)	Description
Long-Term Incentives Align executive compensation with our long-term goals and creation of shareholder value

•  Target value determined based on role, ranging from 100% to 400% of salary

•  Fiscal 2022 annual equity awards granted in the form of stock options (50%) and RSUs (50%); fiscal 2023 annual equity awards to be granted in the form of PSUs (33.3%) and RSUs (66.6%)

•  Fiscal 2022 annual stock option awards granted in one installment (May) and vest proportionately over 3 years on each anniversary of the grant date

•  Fiscal 2022 annual RSU awards granted in two installments (May and November), with the value of both installments converted into a number of RSUs based on a share price of $9.13, and vest proportionately over 3 years on each anniversary of the applicable grant date

•  Fiscal 2023 and fiscal 2024 annual equity awards will be calculated based on a fixed share price of $9.13

•  Fiscal 2023 annual RSU awards to be granted in one installment (May) and will vest proportionately over 3 years on each anniversary of the applicable grant date

•  Fiscal 2023 annual PSU awards to be granted in one installment (May) and vest from 0% – 200% of target based on a three-year relative TSR (defined below) performance goal on the third anniversary of the grant date

Benefits and Perquisites Enable financial and physical wellness, increase tenure and facilitate performance

•  Welfare and other indirect benefits generally align with programs offered to other salaried WW employees, including health care coverage, life and disability insurance protection, reimbursement for educational expenses, wellness allowance and access to group insurance coverage

•  Retirement benefits including 401(k) (or local equivalent) aligned with offerings for other salaried employees

•  Market competitive perquisites, including car or commuting allowance or expense reimbursement

(1)

Based on Ms. Sistani’s annual target compensation package, which is comprised of annual base salary, target bonus and the accounting value of equity awards. Ms. Grossman was excluded from the percentage calculations because in fiscal 2021 the Company and Ms. Grossman entered into her separation agreement which contained her compensation with respect to fiscal 2022.

(2)

Based on Mses. O’Keefe’s and Tolleson’s and Messrs. Colosi’s and Lysaght’s annual target compensation packages, which is comprised of annual base salary, target bonus and the accounting value of equity awards. Ms. Stark is excluded from the percentage calculation given she was appointed as an Interim Principal Financial Officer during the last month in fiscal 2022. Mr. Hotchkin is excluded from the percentage calculations given his departure from the Company in April 2022 and the Company and Mr. Hotchkin entered into his separation agreement which contained his compensation with respect to the remainder of fiscal 2022.

Compensation Framework Updates for Fiscal 2023

Reintroduction of PSUs. Consistent with its commitment to pay for performance, in fiscal 2023, the Compensation Committee is reintroducing performance-based equity awards. For the eligible named executive officers, one-third of her or his fiscal 2023 annual equity award will be in the form of PSUs with a relative total shareholder return (“TSR”) performance goal, measuring the Company’s stock price performance against overall market performance. This relative TSR performance goal aligns named executive officer performance goals directly with growing shareholder value. Performance will be assessed by comparing our Common Stock share price performance to the performance of the Russell 2000 Index from the start of fiscal 2023 through the end of fiscal 2025 as follows:

	Below threshold	Threshold	Target	Maximum or above
WW TSR Performance	< 25th Percentile	25th Percentile	50th Percentile	75th Percentile
Payout (% of Target)	0%	50%	100%	200%

The remaining two-thirds of the eligible named executive officers’ annual equity award will be in the form of time-vesting RSUs, which will vest proportionately over three years on each anniversary of the grant date. Fiscal 2023 annual equity awards will be granted in one installment in May 2023.

Fixed Share Price Methodology for Annual Equity Awards to Manage Dilution and Conserve Shares. In response to concerns about share dilution and the availability of shares under our 2014 Plan, the Compensation Committee determined to continue to apply the fixed share price methodology, which was introduced for the November installment of the fiscal 2022 annual equity awards, for determining the number of RSUs and PSUs to be granted as annual equity awards in fiscal 2023 and fiscal 2024 and to use the same fixed share price of $9.13. This approach, which will apply to all such annual equity awards, will better enable us to manage our available shares under the 2014 Plan which are an important element of our compensation program and our ability to attract and retain talent. Comparing the use of the closing price of our Common Stock on December 30, 2022 versus the fixed share price of $9.13 to determine the number of RSUs to be granted as part of the fiscal 2023 annual equity award to our eligible named executive officers, the fixed share price methodology would result in a 58% reduction in the number of RSUs that would be awarded. The Compensation Committee also plans to return to granting annual equity awards once a year going forward, given stock price volatility is mitigated through the use of a fixed share price.

Annual, Performance-Based Cash Bonus Plan to Align with Strategic Priorities. The annual, performance-based cash bonus plan will continue to be based on a combination of Company financial performance and individual performance, with the exception of the Chief Executive Officer and Chief Financial Officer who will continue to be assessed solely based on the Company’s financial performance, in fiscal 2023. The Company’s fiscal 2023 financial performance will be measured using two distinct financial metrics: full-year operating income and end of period subscribers. Global full-year operating income will be retained as a financial performance goal given its importance in assessing our success in growing profitably and creating value for shareholders. It will be supplemented with an end of period subscribers performance goal, a fundamental indicator of financial performance. The Company’s fiscal 2023 financial performance goals will be equally weighted, as shown below.

	Global Full-Year Operating Income	End of Period Subscribers	Individual Performance
CEO and CFO	50%	50%	0%
Other Executive Officers	37.5%	37.5%	25%

The balance of this Compensation Discussion and Analysis has three sections with respect to fiscal 2022 executive compensation. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general principles as they relate to the named executive officers. In the second section, we discuss specific practices as they relate to compensation governance, including the roles of different parties in the decision-making process, how compensation is set and goal-setting. In the third section, we provide details on the four elements of our executive compensation program and details regarding the decisions made for the named executive officers with respect to fiscal 2022.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission. Recognizing this, our executive compensation program is designed to achieve the following key objectives:

•

Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The following principles guide us in developing our executive compensation program and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Compensation Governance and Best Practices

What We Do:	What We Don’t Do:

✓  Pay for performance

✓  Align performance objectives with our strategy

✓  Deliver majority of executive compensation in the form of at-risk and/or performance-based pay

✓  Engage with our shareholders on matters including executive compensation and governance

✓  Cap payout opportunities for incentive compensation

✓  Clawback incentive compensation

✓  Confer with an independent compensation consultant

× Discounting, reloading or repricing of stock options or stock appreciation rights × Hedging and pledging of WW stock × Compensation metrics, goals or plans that encourage excessive risk

Elements of Executive Compensation

The Company’s executive compensation program comprises four core components:

•	Base salary;

•	Annual incentive cash bonuses reflecting performance during the year;

•	Long-term equity-based compensation intended to align named executive officers’ interests with those of shareholders, reflecting multi-year financial, operational and/or stock price performance; and

•	Benefits and perquisites, including participation in retirement savings plans.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives. Base salary, retirement savings plans, change of control and other termination payments and benefits, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals and progress towards multi-year goals important to the Company’s near- and long-term financial and strategic success. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance and the achievement of both long- and short-term goals important to the Company’s strategic objectives and serves as a form of compensation to attract, motivate, and help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to the achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals and building shareholder value.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance- based cash bonus, and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Compensation Governance

Roles and Responsibilities

Role of the Compensation Committee

The Compensation Committee is comprised of independent non-employee directors and is responsible for determining the compensation for each of the named executive officers. For a discussion of the principal responsibilities and duties of the Compensation Committee, see “Corporate Governance—Committees of the Board of Directors—Compensation Committee”. In particular, from time to time during the fiscal year, the Compensation Committee reviews the base salary, cash bonuses, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

When determining the appropriate level and mix of compensation, the Compensation Committee gives consideration to factors including the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments and prior experience, data on prevailing compensation levels and performance evaluations from the Chief Executive Officer on roles other than her own. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of his or her individual performance goals and objectives, as applicable, as well as the Company’s overall achievement of its goals and objectives.

Role of Management

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions regarding her own compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. The Compensation Committee gives considerable weight to these evaluations because of the Chief Executive Officer’s direct knowledge of each executive’s performance, responsibilities and contributions. Typically, no other senior executive, except the Company’s principal human resources executive and/or her designee has any regular input into executive compensation decisions.

Role of the Independent Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. At the request of the Compensation Committee, FW Cook provides independent advice on proposals from management and insight into broader market practices and compensation trends for context, and has a consultant attend Compensation Committee meetings. FW Cook is engaged directly by the Compensation Committee, although its consultants may interact with management to enable the effective discharge of their duties.

The Compensation Committee reviewed the independence status of FW Cook and determined that the work provided by FW Cook did not raise any conflicts of interest. The Compensation Committee has sole authority to hire compensation consultants, determine the nature and scope of and the compensation for their services, evaluate their performance, and terminate their services. Compensation consultants do not determine the amount or form of executive and director compensation; their role is limited to providing data and advice to the Compensation Committee for its consideration and attending Compensation Committee meetings as requested.

The Compensation Committee may consider these inputs, observations and advice from compensation consultants as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience.

Role of our Shareholders

The Compensation Committee considers the results of the advisory, non-binding “say-on-pay” votes in connection with the discharge of its responsibilities. At our 2022 Annual Meeting, a majority of votes were cast in favor of say-on-pay, demonstrating continued support for the compensation of our named executive officers. However, the level of support did represent a decline relative to the prior year.

In response to the feedback received from shareholders regarding our say-on-pay vote held at the 2022 Annual Meeting, we reached out to 11 institutional shareholders who then represented approximately 57% of our outstanding Common Stock (not including shares held by Artal or our officers and directors). Of those approached, four institutional shareholders, representing approximately 33% of our then outstanding Common Stock (not including shares held by Artal or our officers and directors), elected to speak with us. The Company’s Vice President, Investor Relations and its General Counsel and Secretary engaged in these discussions with institutional shareholders. The topics discussed included, among other things, our compensation philosophy, pay for performance, views regarding prudent corporate governance, and governance structure. The input received was reported back to the Compensation Committee to inform discussions on executive compensation. The input received and the corresponding responses are summarized below.

Discussion Topic	WW Response
Lack of performance-based, long-term incentive awards

•  PSUs reintroduced to the annual equity award mix for fiscal 2023.

•  PSUs will replace stock options which the Compensation Committee believes directly linked executive compensation to share price performance during 2020 – 2022, in particular noting that all options granted during that period are underwater.

Discussion Topic	WW Response

•  It was also noted in the discussions that Ms. Sistani’s new hire awards included premium-priced stock options (strike prices of $30 and $50) which aligned her interests with those of our shareholders by incentivizing an orientation toward exceptional business performance and long-term stock price appreciation.

Continuity Agreement excise tax gross-up provisions

•  Our legacy continuity agreements included excise tax gross-up provisions as set forth in the arrangements with Ms. O’Keefe and Mr. Colosi.

•  Our more recent forms of continuity agreements, including the agreements with Mses. Sistani and Tolleson and Mr. Lysaght, reflect the “Best Net” approach. We expect any new continuity agreements entered into by the Company with any executive will reflect the “Best Net” approach.

Plurality election of directors/director resignation policies

•  As a Virginia corporation, the election of our directors currently reflects a plurality vote standard, which is the default under Virginia law. In response to comments from our shareholders, the NCG Committee expects to consider moving to a majority vote standard and instituting a corresponding director resignation policy.

Annual, performance-based cash bonus target achievement (or failure to achieve) disclosure

•  In response to questions regarding the Company’s financial performance under our annual, performance-based cash bonus plan, we expect to provide additional detail with respect to the Company’s achievement of its financial performance goals, or its failure to achieve such goals, in applicable disclosures in our proxy statements.

We understand the importance of shareholder outreach and expect to continue the dialogue with our major shareholders in fiscal 2023.

Competitive Considerations

The Company is a global organization that operates and recruits across diverse markets and types of business lines. Given the mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not maintain a specific list of compensation peers or a target percentile in determining compensation for senior executives, including named executive officers. However, the Company and the Compensation Committee periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography, and typically cover broad public company indexes.

Compensation decisions are made in this context, with reference to the characteristics of each executive’s specific role, responsibilities, qualifications and experience. In particular, the determination of base salary, target annual bonus percentage, and target long-term equity incentive compensation value are based on the Compensation Committee’s subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments, as well as the individual’s strengths, performance, development and expected future performance. More broadly the Compensation Committee considers compensation increases in the context of the Company’s overall financial performance, general economic factors, and internal pay equity.

Policy Regarding the Clawback of Incentive Compensation

The Company has an approved incentive compensation clawback policy (the “Clawback Policy”) applying to, among others, the Company’s current and former officers and members of the executive team. The Clawback Policy permits the Compensation Committee to recoup or “clawback” all or portions of performance bonuses and long-term incentive awards in certain events, including the restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements or certain acts of misconduct by such employees.

Policy Regarding Executive Common Stock Ownership

The Company has no formal policy regarding Common Stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Policy Regarding Hedging

Pursuant to the Company’s Amended and Restated Securities Trading Policy, all Company employees (including officers) and directors may not engage in any hedging or monetization transactions with respect to Company securities, including, but not limited to, through the use of financial instruments that are designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held directly or indirectly, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments. Short-term investment activity in Company securities, such as trading in or writing options, arbitrage trading or “day trading,” is also prohibited. In addition, employees and directors may not take “short” positions in Company securities.

Use of Employment Agreements

The Company enters into employment agreements with executive officers on a case-by-case basis while also taking into account local practices. On February 23, 2022, the Company entered into an employment agreement with Ms. Sistani in connection with her appointment as Chief Executive Officer effective March 21, 2022 (the “Sistani Employment Agreement”). In accordance with local practice in Canada, Ms. Stark is also employed by the Company pursuant to an employment agreement.

Our former President and Chief Executive Officer, Ms. Grossman, was employed by the Company pursuant to an employment agreement. On September 28, 2021, Ms. Grossman entered into a separation agreement with the Company in connection with her resignation. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Mindy Grossman, Former President and Chief Executive Officer” for additional details on Ms. Grossman’s separation agreement.

Apart from continuity agreements, which detail severance and termination payments, benefits and other provisions, none of the other named executive officers has an employment agreement with the Company.

Executive Compensation Framework and 2022 Compensation Decisions

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects her or his job responsibilities and performance. Named executive officers’ base salary levels are reviewed and approved annually by the Compensation Committee. This typically takes place in the first fiscal quarter as part of the Company’s performance review process as well as upon a hiring, promotion or other change in job responsibilities, taking into account the factors described in the “—Compensation Governance—Competitive Considerations” section above.

In fiscal 2022, the Compensation Committee approved certain salary increases for the named executive officers as follows:

Current Executive Officers	2022 Base Salary and Actions (if any)
Sima Sistani	$1,236,000 effective March 21, 2022, upon appointment as Chief Executive Officer
Heather Stark	$241,687 (CAD$308,000) effective March 13, 2022, an increase of 7.98% from $223,821; $295,724 (CAD$376,000) effective April 22, 2022, an increase of 22.08% from $241,687 in connection with her expanded role following the Company’s fiscal 2022 organizational realignment; $432,274 (CAD$580,000) effective December 2, 2022, an increase of 54.26% from $295,724 in connection with her appointment as Interim Principal Financial Officer(1)
Michael F. Colosi	$527,657 effective March 20, 2022, an increase of 3.5% from $509,813
Michael Lysaght	$521,576 effective March 20, 2022, an increase of 3% from $506,384; $550,000 effective April 22, 2022, an increase of 5.45% from $521,576 in connection with his appointment as Chief Technology Officer
Amanda Tolleson	$430,000 effective August 15, 2022, upon appointment as Chief Marketing Officer
Mindy Grossman	$1,236,000, no action taken
Amy O’Keefe	$545,901 effective March 20, 2022, an increase of 3% from $530,000; $575,000 effective April 22, 2022, an increase of 5.33% from $545,901 in connection with her assuming additional responsibilities as part of the Company’s fiscal 2022 organizational realignment
Nicholas P. Hotchkin	$724,500 effective March 20, 2022, an increase of 3.5% from $700,000

(1)

Amounts shown in Canadian dollars were converted to U.S. dollars using the applicable exchange rate on the date the salary increase was first processed and, in the case of November 30, 2022, the date the Compensation Committee approved the salary action as follows:

CAD $ Salary	FX Rate	Date of FX Rate
285,232.00	$0.7847	March 11, 2022
308,000.00	$0.7847	March 11, 2022
376,000.00	$0.7865	April 22, 2022
580,000.00	$0.7453	November 30, 2022

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that incentivizes and rewards executives based on the achievement of specific annual Company and individual performance objectives, as applicable. Each named executive officer’s annual target cash bonus, expressed as a percentage of base salary, is reviewed by the Compensation Committee periodically, based on the factors described in the “—Compensation Governance—Competitive Considerations” section above. With respect to fiscal 2022, the level of annual cash bonus that could have been earned ranged from 0% to 200% of target depending on performance. Target bonus percentages ranged from 40% to 150% of salary as summarized below.

The following summarizes fiscal 2022 annual, performance-based cash bonus arrangements approved by the Compensation Committee in relation to the various leadership changes during the year:

•

Per the terms of the Sistani Employment Agreement, Ms. Sistani was entitled to a guaranteed fiscal 2022 cash bonus equal to $1,854,000, her target bonus amount (equal to 150% of her base salary), pro-rated based on the number of days she was employed during fiscal 2022.

•	Mr. Lysaght’s cash bonus target percentage increased from 60% to 65% of salary in connection with his appointment as Chief Technology Officer.

•

Pursuant to Ms. Tolleson’s offer letter, she was guaranteed a minimum fiscal 2022 cash bonus equal to 50% of her target bonus amount (equal to 75% of her base salary), pro-rated based on the number of days she was employed during fiscal 2022.

•

Ms. O’Keefe’s cash bonus target percentage was increased from 65% to 85% of salary in connection with her assuming additional responsibilities as part of the Company’s fiscal 2022 organizational realignment. Additionally, Ms. O’Keefe was entitled to her cash bonus for fiscal 2022 based on her being employed for the full year per the terms of her separation agreement.

•	Mr. Hotchkin was not eligible to receive a cash bonus for fiscal 2022, since he departed the Company prior to it paying bonuses in March 2023.

Pursuant to Ms. Grossman’s separation agreement, she received a fiscal 2022 cash bonus pro-rated based on the number of days she was employed during fiscal 2022.

Determination of Financial Performance Metrics and Goals

The Compensation Committee generally establishes the financial performance goals each year for the annual, performance-based cash bonus based on the Company’s internal annual operating plan. In fiscal 2022, the Compensation Committee determined to simplify the Company’s financial performance bonus plan structure for the fiscal 2022 bonus plan. It approved a single global full-year financial goal (as opposed to the historic practice of using a first quarter and full-year goal) and selected global full-year operating income as the sole financial performance metric. Operating income remains an important measure of Company performance as it focuses on profitability and value creation for shareholders. The assessment of individual performance for named executive officers, other than the Chief Executive Officer and Chief Financial Officer, includes an assessment of achievements in areas of individual accountability that contribute to Company success.

The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. In recent years, the Company has met, exceeded, and not achieved the target financial performance goals.

Named Executive Officers(1)	2022 Target Bonus Opportunity (% of Fiscal 2022 Base Salary)	Fiscal 2022 Performance Measures and Weightings
Mindy Grossman	150%	100% full year operating income
Amy O’Keefe	85%
Heather Stark	40%	75% full year operating income 25% individual performance
Michael F. Colosi	60%
Michael Lysaght	65%

Amanda Tolleson	75%

(1)

Per the terms of the Sistani Employment Agreement, Ms. Sistani was entitled to a guaranteed fiscal 2022 cash bonus equal to $1,854,000, her target bonus amount, pro-rated based on the number of days she was employed during fiscal 2022. Mr. Hotchkin was not eligible to receive a cash bonus for fiscal 2022, since he departed the Company prior to it paying bonuses in March 2023.

For the fiscal 2022 annual, performance-based cash bonus plan, the Compensation Committee approved the following financial performance goal ratings and associated payout scale:

Fiscal 2022 Metric		Threshold	Target	Maximum	Actual
Percentage of Target Full Year Operating Income	Goal Rating/	90%	100%	120% and greater	92%
	Pay out(1)	50%	100%	200%	60%

(1)

The financial performance goal rating for a percentage of the goal achieved that fell between target percentages set forth above was calculated on a linear interpolation basis between the specified percentages.

The Compensation Committee believes that the evaluation of the Company’s financial performance goals is best achieved if the actual fiscal year results are adjusted to exclude certain items while the target objectives remain fixed. For fiscal 2022, the Compensation Committee reserved the ability to adjust the actual results to exclude, if any, the effects of extraordinary, unusual or infrequently occurring events, significant non-operating items, macroeconomic events or trends or changes in accounting principles and to exercise discretion with respect to matters of accounting judgment, allocation and relative financial performance between business units. The Company’s global full year fiscal 2022 operating income goal was $168.0 million for the 2022 annual, performance-based cash bonus plan and was determined on April 19, 2022 by the Compensation Committee. The Company reported a global fiscal 2022 operating loss of $283.0 million. The Compensation Committee adjusted the reported operating loss of the Company for fiscal 2022 by $437.5 million in the aggregate, which consisted of the exclusion of the aggregate impact of fiscal 2022 impairment charges of $396.7 million; the net impact of restructuring charges in connection with our previously disclosed fiscal 2021, fiscal 2022 and fiscal 2023 restructuring plans of $39.7 million in the aggregate; and the negative impact of a $1.1 million tax reserve reassessment. As a result of these adjustments, fiscal 2022 adjusted operating income was $154.5 million (92% of the operating income goal). Therefore, the Compensation Committee approved a payout of 60% of the financial performance portion of the bonus.

Determination of Individual Performance Rating and Individual Performance Percentage Payout

All eligible executives, including named executive officers other than the Chief Executive Officer and Chief Financial Officer, have an element of their annual cash bonus determined based on performance relative to individual goals for each fiscal year. Typically, individual performance goals are set by the executive’s manager and will reflect the Company’s business and strategic plan and objectives, and each executive’s individual responsibilities. The executive’s manager determines after the end of each fiscal year the executive’s individual performance rating and associated payout for the past year based on the executive’s performance against his or her individual performance goals. The assessment of individual performance for such executives includes an assessment of achievements in areas of individual accountability that contribute to Company success.

An executive can receive an individual performance percentage payout of between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. Achieving the target individual performance goal for all individual performance objectives would yield an individual performance percentage payout of between 80% and 110% as determined in the discretion of the executive’s manager. An executive is only eligible for an annual, performance-based cash bonus if he or she is awarded by his or her manager an individual performance percentage payout of 25% or more, regardless of whether the Company achieves the threshold financial performance goals for the year. For the named executive officers with an individual component in their performance-based cash bonus, the Chief Executive Officer initially determines the individual performance percentage payouts which are reviewed and approved by the Compensation Committee. Individual performance ratings for the applicable named executive officers ranged from 85% to 150% in respect of fiscal 2022.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each eligible named executive officer. The payout generally occurs in March or April of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. The annual, performance-based cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

The following table shows the 2022 annual, performance-based cash bonus payout for each of the eligible named executive officers:

Named Executive Officers(1)	Target Bonus Percentage (% of Fiscal 2022 Base Salary)	Weighted Financial Performance Payout (% of Target Bonus)	Overall Percentage Payout (% of Target Bonus)	Actual Performance- Based Cash Bonus
Mindy Grossman	150%	60%	60%	$234,671	(2)
Amy O’Keefe	85%	60%	60%	$293,250
Heather Stark	40%	45%	82.50%	$140,985	(3)
Michael F. Colosi	60%	45%	70%	$221,616
Michael Lysaght	65%	45%	66.25%	$236,844
Amanda Tolleson	75%	45%	76.25%	$93,641	(2)

(1)	Ms. Sistani’s annual cash bonus was calculated in accordance with the Sistani Employment Agreement. Mr. Hotchkin was not eligible to receive an annual cash bonus for fiscal 2022.
(2)	Amount shown reflects the pro-ration of the applicable cash bonus amount based on the number of days such officer was employed during fiscal 2022.
(3)

Amount shown was paid in Canadian dollars and converted to U.S. dollars using the applicable exchange rate on February 27, 2023 (i.e., $0.7366), the day on which Ms. Stark’s annual, performance-based cash bonus was approved.

Per the terms of the Sistani Employment Agreement, Ms. Sistani was paid a guaranteed fiscal 2022 annual cash bonus equal to $1,452,723 (based on her target bonus amount of $1,854,000, pro-rated based on the number of days she was employed during fiscal 2022).

Other Cash Bonuses

From time to time, in order to attract or retain executive talent, to reward performance outside of the executive’s individual responsibilities, to reward performance on a special project or to reward performance of extraordinary responsibilities assumed by the executive, the Compensation Committee may award other cash bonuses to executives. For example, to secure Ms. Tolleson’s appointment, she was paid a cash signing bonus of $100,000. This sign-on cash bonus is subject to repayment to the Company if Ms. Tolleson voluntarily resigns or is terminated for “cause” during the 12-month period following her first day of employment.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the named executive officers, stock options, RSUs, PSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term, and that these awards are an important tool with which to recruit, retain and motivate the key talent necessary to ensure the Company’s continued success. Furthermore, the Company granting a combination of different equity vehicles can achieve different objectives:

•	Stock options, which historically have generally only had time-vesting criteria (“Time-Vesting Options”), generally terminated within ten years from date of grant, and generally had exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days, reward executives only if the stock price increases in comparison to the exercise price. Thus, stock options directly incentivize creation of shareholder value after the grant date.

•

Stock units, which vary in value depending on the price of our Common Stock prior to vesting, are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price from the market price at the date of grant. In the case of PSU awards, there is additional alignment with the successful achievement of the Company’s long-term strategic goals.

Annual Awards

In fiscal years 2017 through 2019, the Compensation Committee approved annual equity grants to the named executive officers at that time in a mix of RSUs and PSUs. This mix promoted the alignment of our long-term equity incentive compensation program with the Company’s long-term strategic goals while continuing to encourage retention.

In fiscal 2020, the Compensation Committee pivoted the annual equity award mix for named executive officers at that time to a combination of Time-Vesting Options and RSUs. This reflected management’s and the Compensation Committee’s concerns about the unknown impacts (and duration of such impacts) of COVID-19 on the business and consumer sentiment, and the challenges of setting sufficiently-informed long-term performance goals. This pivot from PSUs to stock options provided clarity with respect to performance goals to equity plan participants, including the named executive officers, at a time of uncertainty when retention of talent was critical and increasingly challenging, while it also continued to align participants’ interests with those of our shareholders. In particular, the reintroduction of stock options in the fiscal 2020 annual equity award was deemed a reasonable proxy for PSUs given stock options will only generate value to the extent our Common Stock price increases after the grant date. This annual equity award mix of Time-Vesting Options and RSUs continued for both the fiscal 2021 and fiscal 2022 awards due to the uncertain macroeconomic environment, shifting consumer sentiment, and the challenges of setting sufficiently-informed long-term performance goals. The Compensation Committee continued to believe that stock options maintained a strong performance orientation for participants by aligning participants’ interests with those of our shareholders. The alignment of pay with performance and the inherent performance-oriented nature of stock options is evidenced by all options granted since 2020 being underwater at the end of fiscal 2022. Stock options motivate participants, including the named executive officers, to drive sustained increases in our Common Stock price over the coming years.

For the fiscal 2022 annual equity awards for eligible named executive officers, RSU awards were granted in two equal installments in May and November, with Time-Vesting Option awards granted in one installment in May. Annual awards for the eligible named executive officers (other than Ms. Stark) were allocated in an equal mix of RSUs and Time-Vesting Options (Ms. Stark’s annual award was allocated 66.7% RSUs and 33.3% Time-Vesting Options). This increase in the allocation of the annual equity awards towards Time-Vesting Options as compared to the prior year plan for the named executive officers (other than Ms. Stark) reflects an increase in the performance-driven balance in the incentive mix.

	2017	2018	2019	2020	2021	2022	2023	2024	2025	Percentage of Target PSUs Vested	Stock Option Status
2017	66.7% RSUs which vested in equal 1/6th tranches over three years 33.3% PSUs which vested based on fiscal 2017, 2018 and 2019 operating income performance, as applicable									111%	N/A

	2018	66.7% RSUs which vested in equal 1/6th tranches over three years 33.3% PSUs which did not vest based on fiscal 2020 operating income and revenue performance								0%	N/A

		2019	66.7% RSUs which vested in equal 1/6th tranches over three years 33.3% PSUs which did not vest based on fiscal 2021 operating income performance							0%	N/A

			2020	66.7% RSUs which vest in equal 1/6th tranches over three years 33.3% Stock Options which cliff vest on the third anniversary of the date of grant						N/A	Underwater

				2021	66.7% RSUs which vest in equal 1/3rd tranches over three years 33.3% Stock Options which cliff vest on the third anniversary of the date of grant					N/A	Underwater

					2022	50.0%(1) RSUs which vest in equal 1/3rd tranches over three years 50.0%(1) Stock Options which vest in equal 1/3rd tranches over three years				N/A	Underwater

(1)	Ms. Stark’s annual equity award allocated 66.7% RSUs and 33.3% Time-Vesting Options.

The Compensation Committee approved the following annual equity awards in respect of fiscal 2022 for the eligible named executive officers.

	2022 Target Annual Equity Award
Named Executive Officers(1)	% Annual Base Salary	Target Value		2022 Grant Date Fair Value(2)
Amy O’Keefe(3)	175%	$1,006,250		$713,639
Heather Stark	50%	$144,459	(4)	$98,476
Michael F. Colosi	125%	$659,571		$467,768
Michael Lysaght	175%	$962,500		$682,614
Amanda Tolleson(5)	50%	$215,000		$95,369

(1)

Ms. Sistani did not participate in the fiscal 2022 annual equity plan but was instead granted hiring awards which are discussed in further detail below. Ms. Grossman and Mr. Hotchkin were not eligible to participate in the 2022 annual equity plan.

(2)

Amounts shown represent the aggregate grant date fair value of the applicable fiscal 2022 annual equity awards of RSUs and Time-Vesting Options as shown in the Grants of Plan-Based Awards for Fiscal 2022 table below.

(3)

Following Ms. O’Keefe’s receipt of her 2022 annual equity awards, such awards were forfeited in full upon her departure from the Company in December 2022. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details regarding her separation agreement.

(4)	Amount shown was paid in Canadian dollars and converted to U.S. dollars using the exchange rate on May 9, 2022 (i.e., $0.7684), the date 7 days prior to the May grant date.
(5)

Pursuant to Ms. Tolleson’s offer letter, she received an annual equity award equal to 50% of her annual equity award target amount consisting of an award of RSUs granted in one installment on November 15, 2022.

Hiring Awards

Historically, hiring awards consisted of Time-Vesting Options, RSUs or a combination of both. Hiring awards for newly-hired named executive officers, if made, are granted promptly following their hire with their first day of employment coinciding with the grant date of the award. Stock options granted with respect to hiring awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days. Generally, these stock options and RSUs vest proportionately and become exercisable in annual increments over a three- to five-year period. In addition, from time to time, hiring awards for newly-hired senior executives are structured such that the stock options and/or RSUs awarded are granted in two equal installments with grant dates that align with the grant dates of the annual awards made in the fiscal year of hire. In such cases, when a newly-hired senior executive commences employment after May 15th, the grant date of the first installment has typically been the first day of employment or the 15th day of the calendar month following the first day of employment. These hiring awards that are aligned with annual awards generally vest proportionately and become exercisable in annual increments over a three- to five-year period and/or have three-year cliff vesting. The Compensation Committee may establish separate vesting and exercisability for each installment. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Ms. Sistani’s recent hiring awards consisted of a combination of Time-Vesting Options and RSUs which were all granted in one installment on her first day of employment, March 21, 2022. These options and RSUs vest proportionately per year over four years on each anniversary of the grant date. The exercise prices for these options were not established per the Company’s historical practice but were fixed prices agreed upon by the Compensation Committee in connection with the negotiation of the Sistani Employment Agreement to incentivize performance and creation of shareholder value. Additionally, unlike the Company’s historical practice, these options terminate on the seventh anniversary of their grant date. For additional details on the hiring awards for Ms. Sistani, see Grants of Plan-Based Awards for Fiscal 2022 table.

Special Awards

From time to time, special equity awards may be made to certain named executive officers in connection with a promotion, change in or assumption of new job responsibilities, job performance or other special circumstance. Historically, such special awards consisted of stock options, RSUs, PSUs or a combination thereof. With respect to stock options and RSUs granted, vesting and exercise prices are established at the time the Compensation Committee grants special awards. These special awards of stock options and RSUs generally have time-based vesting criteria in the form of annual increments over three to five years and any such stock option awards terminate on the tenth anniversary of their grant date. With respect to special awards of PSUs, the vesting criteria is typically the same as those PSUs granted as an annual award in that same year. No such awards were made in fiscal 2022.

Benefits and Perquisites

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure, and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives is to help attract talent in a competitive market and, in the event of payments upon a change of control, is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plan

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

We also provide a Group Registered Retirement Savings Plan for eligible, full-time Canadian employees, in which Ms. Stark participates. Contributions to this plan by participating employees are tax deductible. The Canada Revenue Agency imposes a limit on the aggregate annual contribution that an employee can make, and his or her employer and any third party can make for the employee’s benefit, to the plan during a tax year. For the 2022 tax year, this annual limit was $21,551(1). Generally, the Company matches an employee’s contributions up to 5% of the employee’s annual eligible earnings. In fiscal 2022, pursuant to the terms of her employment agreement, the Company made monthly flat rate contributions to the plan for Ms. Stark’s benefit of $11,436(2) in the aggregate. All Company and employee contributions to this plan are fully vested upon contribution.

(1)	CAD$29,210 converted to U.S. dollars using the applicable exchange rate on December 30, 2022 (i.e., $0.7378), the last business day of fiscal 2022.

(2)	CAD$14,605 converted into U.S. dollars using the average monthly exchange rate applicable to the month during which the contribution was made, such rates ranging from $0.7307 to $0.7913.

Legacy Executive Profit Sharing Plan

The Company historically offered an executive profit sharing plan for U.S. highly compensated employees, including the U.S. named executive officers, that provided for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings. In addition, the executive profit sharing plan provided for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. Starting in March 2022, the Company suspended such monthly contributions for participants, including for the named executive officer participants.

Pursuant to the terms of the executive profit sharing plan, the Company continues to credit each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%, as it has done in the past.

The following table summarizes the historical guaranteed monthly contribution amounts based on selected ages of a participant that were applied until such contributions were suspended in March 2022:

Age of Participant	Guaranteed Monthly Contribution of Participant’s Eligible Earnings
35-39	2.50%
40-44	3.50%
45-49	4.50%
50-54	5.50%
55-59	6.00%
60 and Over	6.50%

Contributions to a participant’s executive profit sharing account and interest thereon are fully vested upon the date on which the participant’s aggregate service to the Company totals three years. Contributions and interest also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s executive profit sharing account and interest thereon are paid to the participant, or his or her beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the executive profit sharing plan. The executive profit sharing plan also provides for certain early payments from a participant’s executive profit sharing account in limited hardship situations subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with certain of our named executive officers and certain other senior executives which provide for certain severance payments and provision of benefits upon a termination in connection with a change in control or, in the case of certain of those named executive officers and such other executives, upon a termination for long-term disability, retirement or death. For a more fulsome discussion of these benefits, see “Potential Payments upon Termination or a Change of Control—Payments Made Upon a Change of Control—Continuity Agreements”. The payments and benefits provided under Ms. Grossman’s separation agreement superseded any payments and benefits that would have been made pursuant to her previously executed continuity agreement. See “Potential Payments Upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Mindy Grossman, Former President and Chief Executive Officer” for details regarding Ms. Grossman’s separation agreement.

Other Retirement, Retention or Severance Arrangements

The Company has no formal policy regarding retirement or retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature or circumstances surrounding the hiring, promotion, retention or departure of an individual, or upon review of the transition and skill needs of the Company, competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, enters into retirement, retention and/or severance arrangements with certain senior executives, including certain named executive officers. See “Potential Payments Upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for further details on Mses. Grossman’s and O’Keefe’s and Mr. Hotchkin’s separation agreements.

Additionally, the Company is subject to certain statutory and, in some cases, common law requirements of the countries in which it operates that may give rise to certain benefits for its senior executives upon retirement, termination or other events.

Other Benefits and Perquisites

The Company provides benefits to its full-time employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably-priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, to promote the wellness of its employees and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to full-time employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites may include, as applicable, cost of living, housing, car, commuting and/or transportation allowances and reimbursement of costs associated with relocation, dependents’ education, temporary living arrangements, home leave travel, commuting, internet and other home office arrangements, mobile devices (which are permitted to be used for personal matters) and reimbursement of legal expenses in connection with certain negotiations with the Company as well as tax gross-up payments with respect to such allowances and reimbursements and tax equalization in connection with certain assignments. The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Additional Information

Excess Parachute Payment Excise Taxes

Under the terms of the Company’s continuity agreements with Mses. Sistani and Tolleson and Mr. Lysaght, if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “280G excise tax”), or to any similar tax, then the potential parachute payments to each such executive will be reduced to the extent necessary to avoid the imposition of such 280G excise tax if the executive would be in a better net after-tax position as a result of such reduction in payments. These terms reflect the “Best Net” approach.

Under the terms of Mr. Colosi’s legacy continuity agreement if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, and the aggregate value of the parachute payments exceed a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then the parachute payments will be reduced to the extent necessary so that the aggregate value of the parachute payments is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payments exceed the threshold amount by more than 5%, then Mr. Colosi will be entitled to receive an additional payment or payments in an amount such that, after payment by Mr. Colosi of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, he retains an amount equal to the excise tax imposed upon the parachute payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to a company’s chief executive officer or other named executive officers. The Compensation Committee expects in the future to authorize compensation in excess of $1.0 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718, Compensation—Stock Compensation. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Equity Grant Procedures

The Compensation Committee administers our stock plans. In fiscal 2022, pursuant to its equity grant procedures, the Compensation Committee based annual awards on an aggregate dollar value based on a percentage of an executive’s base salary which would then be converted into a number of RSUs and/or stock options as described below. Pursuant to its equity grant procedures, for awards that are a mix of stock options, RSUs and/or PSUs, the aggregate dollar value is typically divided between the forms of equity based on percentage amounts approved by the Compensation Committee.

Historically, annual awards generally would be granted (i) with respect to RSUs, in two equal installments and (ii) with respect to PSUs, in one installment. Historically, the first installment of an annual award consisting of RSUs and/or PSUs is generally granted on or about the 15th day of April or May each year (except in the case of a new employee who is granted the right to participate in the annual award program in his or her year of hire and whose employment start date is after the grant date, in which case the first installment is granted on or about the 15th day of the calendar month following such start date) and the second installment of an annual award consisting of RSUs is generally granted on or about the 15th day of the month six months thereafter; provided, however, in the event such grant date falls on a weekend, the applicable grant is made on the trading day immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to stock options, RSUs and/or PSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options, RSUs and/or PSUs per grant date as described below. In the case of the annual awards for the then named executive officers in fiscal 2019, the Compensation Committee determined to grant annual awards, both RSUs and PSUs, in one installment on April 15, 2019 and to have the RSUs vest one-sixth on each of April 15th and October 15th of 2020, 2021 and 2022 to balance vesting dates throughout the year to improve employee retention and to have the PSUs vest 100% on the third anniversary of the grant date to improve employee retention. In the case of the annual awards for the then named executive officers in fiscal 2020, the Compensation Committee determined to grant annual awards, both RSUs and Time-Vesting Options, in one installment on April 15, 2020 and to have the RSUs vest one-sixth on each of April 15th and October 15th of 2021, 2022 and 2023 to balance vesting dates throughout the year to improve employee retention and to have the Time-Vesting Options vest 100% on the third anniversary of the grant date to improve employee retention. In the case of the annual awards for the then named executive officers in fiscal 2021 and fiscal 2022, the Compensation Committee determined to grant annual awards consisting of both RSUs and Time-Vesting Options. These RSUs were granted in two equal installments on April 15th and October 15th of 2021 and May 16th and November 15th of 2022, and vest one-third per year over three years on each anniversary of the applicable grant date to balance vesting dates throughout the year to improve employee retention. These Time-Vesting Options were granted in one installment on each of April 15, 2021, which vest 100% on the third anniversary of the grant date, and May 16, 2022, which vest one-third per year over three years on each anniversary of the grant date, to improve employee retention. For fiscal 2023, the Compensation Committee will revert to an annual award consisting of a mix of RSUs and PSUs which will be granted in one installment in May 2023.

Generally, when converting the aggregate dollar value for an annual award into a number of RSUs, PSUs or stock options, as applicable, the number of RSUs and PSUs granted has been determined based on the closing price of our Common Stock one week before the applicable grant date and the number of stock options granted has been determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date. With respect to the fiscal 2022 annual equity awards, the Compensation Committee revised its methodology for determining the number of RSUs granted in November 2022 as the second installment of such awards. The Compensation Committee determined to use a fixed share price of $9.13 (i.e., the closing price of our Common Stock used to convert the value of the first installment of the fiscal 2022 annual equity awards into a fixed number of RSUs which were granted in May 2022) to determine the number of RSUs granted in November 2022. The Compensation Committee determined to continue to apply the fixed share price methodology, which was introduced for the November installment of the fiscal 2022 annual equity awards, for determining the number of RSUs and PSUs to be granted as annual equity awards in fiscal 2023 and fiscal 2024 and to use the same fixed share price of $9.13. For additional details on this change in valuation conversion methodology, see “—Executive Summary—Fiscal 2022 Pay for Performance” and “—Executive Summary—Compensation Framework Updates for Fiscal 2023”.

Stock options granted as an annual award, including those granted in fiscal 2022, have historically been generally granted at an exercise price determined by the higher of (i) the average of the closing price of our Common Stock on the grant date and the four previous trading days or (ii) the closing price of our Common Stock on the grant date. In certain circumstances, these calculations may result in an exercise price in excess of the closing price of our Common Stock on the grant date.

All equity awards granted to named executive officers require the approval of the Compensation Committee or the Board of Directors.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for fiscal 2022, fiscal 2021 and fiscal 2020, as applicable.

Name and Principal Position	Fiscal Year(1)	Salary(2)	Bonus		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation		Total
Sima Sistani	2022	$950,769	$1,452,723	(7)	$3,328,000	$5,685,195	$—	—	$1,723	(8)	$11,418,410
Chief Executive Officer

Mindy Grossman	2022	$285,231	—		—	—	$234,671	$38,910	$1,071,739	(9)	$1,630,551
Former President and Chief Executive Officer	2021	$1,227,693	—		$1,575,042	$1,555,934	$544,840	$38,044	$195,903		$5,137,456
	2020	$832,384	—		$3,221,997	$1,567,928	$530,469	$30,451	$161,100		$6,344,329

Heather Stark(10)	2022	$281,345	—		$60,410	$38,066	$140,985	—	$11,436	(11)	$532,242
Interim Principal Financial Officer

Amy O’Keefe	2022	$561,929	—		$315,482	$398,158	$293,250	$2,892	$19,841	(12)	$1,591,552
Former Chief Financial Officer	2021	$530,000	$250,000		$456,484	$216,833	$101,239	$916	$46,149		$1,601,621
	2020	$126,385	$200,000		$513,521	$256,862	$25,520	—	—		$1,122,288

Michael F. Colosi	2022	$523,539	—		$206,787	$260,981	$221,616	$24,444	$29,947	(13)	$1,267,314
General Counsel and Secretary	2021	$506,387	—		$422,217	$200,551	$143,959	$16,781	$62,043		$1,351,938
	2020	$467,287	—		$415,297	$202,102	$132,527	$14,701	$49,994		$1,281,908

Michael Lysaght	2022	$537,311	—		$301,765	$380,849	$236,844	$13,924	$16,491	(14)	$1,487,184
Chief Technology Officer	2021	$502,980	—		$903,061	$199,205	$139,192	$9,324	$38,594		$1,792,356

Amanda Tolleson	2022	$157,115	$100,000	(15)	$95,369	—	$93,641	—	$1,240	(16)	$447,365
Chief Marketing Officer

Nicholas P. Hotchkin	2022	$231,202	—		—	—	—	$34,566	$951,262	(17)	$1,217,030
Former Chief Operating Officer	2021	$700,000	—		$927,559	$440,595	$205,711	$30,790	$86,149		$2,390,804
	2020	$646,196	—		$1,487,851	$389,955	$183,127	$27,251	$75,027		$2,809,406

(1)

Fiscal 2022 compensation reflects the suspension of the Company’s monthly contributions to its executive profit sharing plan commencing in March 2022. For additional details on such suspension, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan”. Fiscal 2020 compensation reflects certain previously disclosed pay actions taken by the Company in connection with its cost-savings initiatives in response to the impact of COVID-19, including (i) temporary reductions in then-serving named executive officer salaries of 25% (in the case of Ms. Grossman, a decrease of salary to the minimum permissible to ensure benefits continuation) from May 31, 2020 to October 4, 2020 and (ii) the suspension of the Company’s matching contributions to its savings plan for salaried U.S. employees and monthly contributions to its executive profit sharing plan for the period June 2020 through December 2020. Fiscal 2020 consisted of a 53-week period.

(2)

Amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account increases, if any, in base salary during the course of the year and are not reduced to reflect the named executive officer’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees, or in the case of Ms. Stark, our savings plan for eligible, full-time Canadian employees. Such increases in annual base salary, if any, for named executive officers in each fiscal year were determined following the beginning of that year. Each of Mses. Sistani’s and Tolleson’s salary earned in fiscal 2022 reflects that portion of her annual base salary earned from March 21, 2022 and August 15, 2022, respectively, the date she commenced employment with the Company, and that there were no increases in her annual base salary during such fiscal year. Given Ms. Grossman’s resignation from the Company, there were no increases in her annual base salary in fiscal 2022. For additional details on actions taken with respect to the base salaries of the applicable named executive officers in fiscal 2022, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Base Salary”. Ms. O’Keefe’s salary earned in fiscal 2020 reflects that portion of her salary earned from October 1, 2020, the date she joined the Company as its Chief Financial Officer.

(3)

Stock awards consist solely of awards of RSUs granted in fiscal 2022. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. Amounts shown represent the aggregate grant date fair value of the applicable RSUs granted during fiscal 2022, each as calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The amount shown for Ms. Sistani includes the aggregate value of RSUs that were granted as part of her hiring awards in connection with the commencement of her employment with the Company. For additional details on Ms. Sistani’s hiring awards, see “Compensation Discussion and Analysis—2022 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Hiring Awards” above.

(4)

Option awards consist of Time-Vesting Options that allow the grantee to purchase a share of our Common Stock at a specified exercise price. Amounts shown represent the aggregate grant date fair value of stock option awards granted in fiscal 2022 calculated in accordance with applicable accounting standards. The assumptions made in determining option values with respect to awards granted during fiscal 2022 are disclosed in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2022. The material terms of our stock options are discussed in “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Long-Term Equity Incentive Compensation” above. The amount shown for Ms. Sistani reflects a portion of the aggregate value of her hiring awards granted in connection with the commencement of her employment with the Company. For additional details on Ms. Sistani’s hiring awards, see “Compensation Discussion and Analysis—2022 Executive Compensation Determinations—Employee Named Executive Officers—Long-Term Equity Incentive Compensation—Hiring Awards” above.

(5)

Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. Pursuant to the Sistani Employment Agreement, Ms. Sistani was entitled to a guaranteed fiscal 2022 annual, performance-based cash bonus, pro-rated based on the number of days she was employed during fiscal 2022, which is reported in the “Bonus” column. Pursuant to Ms. Grossman’s separation agreement, she received a fiscal 2022 annual, performance-based cash bonus pro-rated based on the number of days she was employed during fiscal 2022. Pursuant to Ms. O’Keefe’s separation agreement, she received an annual, performance-based cash bonus for fiscal 2022 based on her being employed for the full year. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Mses. Grossman’s and O’Keefe’s separation agreements. Pursuant to Ms. Tolleson’s offer letter, she received a fiscal 2022 annual, performance-based cash bonus pro-rated based on her August 15, 2022 employment start date. For additional details on the amounts shown for fiscal 2022, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses—Annual, Performance-Based Cash Bonus” above. Since Mr. Hotchkin departed the Company prior to it paying its fiscal 2022 annual, performance-based cash bonuses in March 2023, he was not eligible to receive a bonus.

(6)

Amounts shown consist solely of the aggregate earnings, if any, on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan” above. Given Mses. Sistani and Tolleson commenced employment with the Company following the Company’s suspension of contributions to participants’ profit sharing accounts, Mses. Sistani and Tolleson did not receive any contributions by the Company to such an account or credits for any interest thereon in fiscal 2022. Ms. Stark, as a non-U.S. named executive officer, was not eligible to participate in the executive profit sharing plan.

(7)

Amount shown consists solely of Ms. Sistani’s guaranteed fiscal 2022 annual, performance-based cash bonus equal to $1,854,000, her target bonus amount, pro-rated based on the number of days she was employed during fiscal 2022.

(8)	Amount shown consists solely of contributions by the Company to its savings plan for salaried U.S. employees for Ms. Sistani’s benefit.

(9)

Amount shown includes $15,450 in contributions by the Company to the executive profit sharing plan for Ms. Grossman’s benefit, as well as an aggregate $1,056,289 of payments and benefits paid or provided, as the case may be, pursuant to the terms of Ms. Grossman’s separation agreement (consisting of a $94,816 lump sum cash payment, $950,769 of salary continuation, continued employer contributions for health coverage under Company-sponsored health plans and the retainment of a Company-issued mobile device and laptop). See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Ms. Grossman’s separation agreement.

(10)

Ms. Stark has served as our Interim Principal Financial Officer since December 2, 2022. The amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation”, and “All Other Compensation” columns were paid to Ms. Stark in Canadian dollars. Amounts paid in Canadian dollars were converted into U.S. Dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $0.7307 to $0.7913, except with respect to the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the exchange rate on February 27, 2023 (i.e., $0.7366), the date on which Ms. Stark’s annual, performance-based cash bonus was approved.

(11)	Amount shown solely consists of contributions by the Company to its savings plan for eligible, full-time Canadian employees.

(12)

Amount shown includes contributions by the Company of $5,606 to the executive profit sharing plan and $11,735 to its savings plan for salaried U.S. employees for Ms. O’Keefe’s benefit, as well as the retainment of a Company-issued mobile device and laptop. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Amy O’Keefe, Former Chief Financial Officer” for additional details regarding Ms. O’Keefe’s separation agreement.

(13)

Amount shown includes $5,882 in contributions by the Company to the executive profit sharing plan, as well as amounts with respect to a car allowance, wellness allowance, the payment of mobile device charges, and contributions by the Company of $9,611 to its savings plan for salaried U.S. employees for Mr. Colosi’s benefit.

(14)	Amount shown includes contributions by the Company of $4,382 to the executive profit sharing plan and $12,109 to its savings plan for salaried U.S. employees for Mr. Lysaght’s benefit.

(15)

Amount shown consists of a sign-on cash bonus received by Ms. Tolleson in connection with her joining the Company on August 15, 2022. The sign-on cash bonus is subject to repayment to the Company if Ms. Tolleson voluntarily resigns or is terminated for “cause” during the 12-month period following her first day of employment.

(16)	Amount shown consists solely of contributions by the Company to its savings plan for salaried U.S. employees for Ms. Tolleson’s benefit.

(17)

Amount shown includes contributions by the Company of $8,077 to the executive profit sharing plan and $8,658 to its savings plan for salaried U.S. employees for Mr. Hotchkin’s benefit, as well as an aggregate $934,527 of payments and benefits paid or provided, as the case may be, pursuant to the terms of Mr. Hotchkin’s separation agreement (consisting of a $905,626 lump sum cash payment, a $10,000 one-time payment in lieu of outplacement services, $18,351 of continued employer contributions for health coverage under Company-sponsored health plans and the retainment of a Company-issued mobile device and laptop). See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Nicholas Hotchkin, Former Chief Operating Officer” for additional details regarding Mr. Hotchkin’s separation agreement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2022

The following table sets forth information regarding non-equity incentive plan awards, RSU awards and stock option awards made to our named executive officers during fiscal 2022 under the 2014 Plan, except as otherwise indicated below.

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)		Target ($)		Maximum ($)
Sima Sistani	3/21/2022	2/23/2022							325,000	(6)				$10.24	$3,328,000
	3/21/2022	2/23/2022									450,000	(6)	$10.24	$10.24	$2,700,945
	3/21/2022	2/23/2022									500,000	(6)	$50.00	$10.24	$1,227,000
	3/21/2022	2/23/2022									500,000	(6)	$30.00	$10.24	$1,757,250
			—	(7)	—	(7)	—	(7)
Mindy Grossman(8)	—	—							—		—		—	—	—
			$195,559	(9)	$391,118	(9)	$782,236	(9)
Heather Stark	11/15/2022	4/19/2022							5,276	(10)				$4.05	$21,368
	5/16/2022	4/19/2022							5,276	(10)				$7.40	$39,042
	5/16/2022	4/19/2022									9,450	(11)	$7.79	$7.40	$38,066
			$10,681	(12)(13)	$170,891	(13)	$341,782	(13)
Amy O’Keefe	11/15/2022	4/19/2022							27,553	(10)				$4.05	$111,590
	5/16/2022	4/19/2022							27,553	(10)				$7.40	$203,892
	5/16/2022	4/19/2022									98,845	(11)	$7.79	$7.40	$398,158
			$244,375	(9)	$488,750		$1,221,875
Michael F. Colosi	11/15/2022	4/19/2022							18,060	(10)				$4.05	$73,143
	5/16/2022	4/19/2022							18,060	(10)				$7.40	$133,644
	5/16/2022	4/19/2022									64,790	(11)	$7.79	$7.40	$260,981
			$19,787	(12)	$316,594		$791,486
Michael Lysaght	11/15/2022	4/19/2022							26,355	(10)				$4.05	$106,738
	5/16/2022	4/19/2022							26,355	(10)				$7.40	$195,027
	5/16/2022	4/19/2022									94,548	(11)	$7.79	$7.40	$380,849
			$22,344	(12)	$357,500		$893,750
Amanda Tolleson	11/15/2022	7/13/2022							23,548	(14)				$4.05	$95,369
			$61,407	(15)	$122,815	(15)	$245,630	(15)
Nicholas P. Hotchkin(16)	—	—	—		—		—		—		—		—	—	—

(1)

See “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(2)	Stock awards consist solely of awards of RSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(3)	Option awards consist of non-qualified Time-Vesting Options. Stock options allow the grantee to purchase a share of our Common Stock at a specified exercise price.

(4)

Except in the case of the Time-Vesting Options awarded to Ms. Sistani, the exercise price was determined by taking the greater of the closing price of our Common Stock on the grant date and the average of the closing price of our Common Stock on the grant date and the four previous trading days on Nasdaq. The applicable exercise prices for the Time-Vesting Options awarded to Ms. Sistani were determined in accordance with the terms of the Sistani Employment Agreement, which was approved by the Compensation Committee.

(5)

Amounts shown represent the grant date fair value of the applicable RSUs or stock options granted during fiscal 2022 calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant or, if the market was closed on the date of grant, the last trading day that immediately preceded the date of grant. The assumptions made in determining option values are disclosed in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2022. The material terms of our stock options are discussed in “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Long-Term Equity Incentive Compensation” above.

(6)

Ms. Sistani received a hiring award consisting of both Time-Vesting Options and RSUs that were granted on March 21, 2022, her employment commencement date. The Time-Vesting Options with a $10.24 exercise price and the RSUs were granted under the 2014 Plan. The Time-Vesting Options with a $30.00 exercise price and a $50.00 exercise price were granted in reliance on the employment inducement exemption provided under the Nasdaq Listing Rule 5635(c)(4), provided, however, that while such options were not granted under the 2014 Plan, they are subject to the same terms and conditions of the 2014 Plan. The Time-Vesting Options and RSUs vest proportionately over four years on each anniversary of the grant date. The stock options expire on the seven-year anniversary of the grant date.

(7)

Pursuant to the Sistani Employment Agreement, Ms. Sistani received a guaranteed fiscal 2022 annual, performance-based cash bonus equal to $1,854,000, her target bonus amount, pro-rated based on the number of days she was employed during fiscal 2022. This guaranteed amount is reported in the “Bonus” column of the Summary Compensation Table.

(8)

Ms. Grossman resigned as President and Chief Executive Officer of the Company effective March 18, 2022. As a result of her resignation, Ms. Grossman did not receive any stock-based awards in fiscal 2022. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Ms. Grossman’s separation agreement.

(9)

Because the named executive officer’s annual, performance-based cash bonus for fiscal 2022 was based solely on the Company’s overall financial performance, the amount shown in the “Threshold” column represents an assumption that the Company achieves a percentage of its global, full year fiscal 2022 operating income goal that is 90%. For additional details on our annual, performance-based cash bonus for fiscal 2022, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses—Annual, Performance-Based Cash Bonus” above. Pursuant to Ms. Grossman’s separation agreement, she received an annual, performance-based cash bonus for fiscal 2022 pro-rated based on the number of days she was employed during fiscal 2022 which is reflected in the amounts shown. Pursuant to Ms. O’Keefe’s separation agreement, she received an annual, performance-based cash bonus for fiscal 2022 based on her being employed for the full year which is reflected in the amounts shown. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Mses. Grossman’s and O’Keefe’s separation agreements.

(10)

The named executive officer received an annual equity award, a portion of which consisted of an award of RSUs granted in two equal installments. The first installment was granted on May 16, 2022 and the second installment was granted on November 15, 2022. The RSUs vest one-third per year over three years on each anniversary of the applicable grant date. As a result of Ms. O’Keefe’s departure from the Company effective December 31, 2022, all of her unvested RSUs granted in fiscal 2022 were immediately forfeited.

(11)

The named executive officer received an annual equity award, a portion of which consisted of an award of non-qualified Time-Vesting Options granted in one installment. The stock options vest one-third per year over three years on each anniversary of the grant date. As a result of Ms. O’Keefe’s departure from the Company effective December 31, 2022, all of her unvested Time-Vesting Options granted in fiscal 2022 were immediately forfeited.

(12)

Because the named executive officer’s annual, performance-based cash bonus for fiscal 2022 was comprised of a combination of (i) the financial performance percentage payout that correlated to the Company’s financial performance goal rating and (ii) the individual performance percentage payout that correlated to the executive’s individual performance rating, the amount shown in the “Threshold” column represents an assumption that the Company fails to achieve its financial performance goal for fiscal 2022, and the named executive officer achieves an individual performance rating resulting in an individual performance percentage payout of 25%. For additional details on our annual, performance-based cash bonus for fiscal 2022, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(13)

Amounts shown are assumed paid in Canadian dollars and were converted to U.S. dollars using the exchange rate on February 27, 2023 (i.e., $0.7366), the date on which Ms. Stark’s annual, performance-based cash bonus was approved.

(14)

Pursuant to Ms. Tolleson’s offer letter, she received an annual equity award equal to 50% of her annual equity award target amount consisting of an award of RSUs granted in one installment on November 15, 2022. The RSUs vest one-third per year over three years on each anniversary of the grant date.

(15)

Pursuant to Ms. Tolleson’s offer letter, she was guaranteed a fiscal 2022 annual, performance-based cash bonus equal to at least 50% of her target bonus amount. Therefore, the “Threshold” amount shown reflects this guaranteed target bonus amount. In addition, her offer letter provided that her annual, performance-based cash bonus for fiscal 2022 be pro-rated based on the number of days she was employed during fiscal 2022 which is reflected in the amounts shown.

(16)

Mr. Hotchkin departed the Company on April 22, 2022. He did not receive any stock-based awards in fiscal 2022. Additionally, since Mr. Hotchkin departed the Company prior to the Company paying the fiscal 2022 annual, performance-based cash bonus in March 2023, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2022.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
		Exercisable		Unexercisable
Sima Sistani	3/21/2022			450,000	(2)*	$10.24	3/21/2029
	3/21/2022			500,000	(2)*	$30.00	3/21/2029
	3/21/2022			500,000	(2)*	$50.00	3/21/2029
	3/21/2022							325,000	(3)*	$1,254,500

Mindy Grossman(4)	7/5/2017	500,000	(5)			$40.00	7/5/2024
	7/5/2017	300,000	(5)			$32.67	7/5/2024
	7/5/2017	500,000	(5)			$60.00	7/5/2024

Heather Stark	11/15/2022							5,276	(6)*	$20,365
	5/16/2022							5,276	(6)*	$20,365
	5/16/2022			9,450	(7)*	$7.79	5/16/2032
	10/15/2021							1,284	(6)	$4,956
	4/15/2021							752	(6)	$2,903
	4/15/2020							987	(8)	$3,810

Amy O’Keefe(9)	—	—		—		—	—	—		—

Michael F. Colosi	11/15/2022							18,060	(6)*	$69,712
	5/16/2022							18,060	(6)*	$69,712
	5/16/2022			64,790	(7)*	$7.79	5/16/2032
	10/15/2021							7,955	(6)	$30,706
	4/15/2021							4,696	(6)	$18,127
	4/15/2021			12,822	(10)	$29.43	4/15/2031
	4/15/2020							7,310	(8)	$28,217
	4/15/2020			20,411	(10)	$19.97	4/15/2030
	6/22/2015	40,307	(11)			$5.25	6/22/2025

Michael Lysaght	11/15/2022							26,355	(6)*	$101,730
	5/16/2022							26,355	(6)*	$101,730
	5/16/2022			94,548	(7)*	$7.79	5/16/2032
	10/15/2021							7,901	(6)	$30,498
	4/15/2021							4,664	(6)	$18,003
	4/15/2021							11,189	(6)	$43,190
	4/15/2021			12,736	(10)	$29.43	4/15/2031
	4/15/2020							7,261	(8)	$28,027
	4/15/2020			20,273	(10)	$19.97	4/15/2030
	6/22/2015	6,500	(11)(12)			$5.25	6/22/2025
	6/22/2015	2,667	(13)			$5.25	6/22/2025

Amanda Tolleson	11/15/2022							23,548	(6)*	$90,895

Nicholas P. Hotchkin(14)	—	—		—		—	—	—		—

*	Shows grants made in fiscal 2022, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2022 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 30, 2022, the last trading day on Nasdaq of fiscal 2022, of $3.86, multiplied by the number of reported shares.

(2)	Time-Vesting Options vest one-fourth per year over four years on each anniversary of the grant date.

(3)	RSUs vest one-fourth per year over four years on each anniversary of the grant date.

(4)

Ms. Grossman resigned as President and Chief Executive Officer of the Company effective March 18, 2022. Pursuant to the terms of Ms. Grossman’s separation agreement, on September 28, 2021, all equity awards (or any portion thereof) held by Ms. Grossman as of such date and not otherwise scheduled to vest in the ordinary course on or before April 15, 2022 were forfeited. Additionally, pursuant to the terms of Ms. Grossman’s separation agreement, all vested stock options that were granted on July 5, 2017, the commencement date of her employment with the Company, will remain exercisable until July 5, 2024, the seventh anniversary of the grant date of such options, pursuant to the terms of such options. All such options that are unexercised on July 5, 2024 will be cancelled on such date. See

“Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Mindy Grossman, Former President and Chief Executive Officer” for additional details regarding Ms. Grossman’s separation agreement.

(5)	Time-Vesting Options vested 25% per year over four years on each anniversary of the grant date.

(6)	RSUs vest one-third per year over three years on each anniversary of the grant date.

(7)	Time-Vesting Options vest one-third per year over three years on each anniversary of the grant date.

(8)	RSUs vest one-sixth on each of April 15th and October 15th for the following three years after grant.

(9)

Ms. O’Keefe departed the Company on December 31, 2022. As a result of her departure, all of Ms. O’Keefe’s then unvested Time-Vesting Options and RSUs were immediately forfeited. In addition, Ms. O’Keefe did not have any vested outstanding stock options at the time of her departure.

(10)	Time-Vesting Options vest 100% on the third anniversary of the grant date.

(11)

Time-Vesting Options vested 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. These options were granted as part of the previously disclosed one-time stock option exchange program to replace the previously issued special performance-based stock option awards having both time- and performance-vesting criteria (“T&P Options”). To participate in the option exchange, the named executive officer was required to tender all of his eligible T&P Options on a two for one basis for Time-Vesting Options.

(12)	13,000 Time-Vesting Options were awarded of which 6,500 were exercised in fiscal 2018.

(13)	Time-Vesting Options vested one-third per year over three years on each anniversary of the grant date. 8,000 Time-Vesting Options were awarded of which 5,333 were exercised in fiscal 2018.

(14)

Mr. Hotchkin departed the Company on April 22, 2022. As a result of his departure, all of Mr. Hotchkin’s then unvested Time-Vesting Options and RSUs were immediately forfeited. In addition, Mr. Hotchkin did not have any vested outstanding stock options at the time of his departure.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Sima Sistani	—	—	—		—
Mindy Grossman	—	—	71,481	(2)	$739,828
Heather Stark	—	—	2,825	(3)	$19,477
Amy O’Keefe	—	—	13,429	(4)	$90,876
Michael F. Colosi	—	—	19,689	(5)	$136,493
Michael Lysaght	—	—	25,948	(6)	$199,802
Amanda Tolleson	—	—	—		—
Nicholas P. Hotchkin	—	—	29,913	(7)	$317,975

(1)

Reflects the aggregate market value of the shares of our Common Stock acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date, or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(2)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Grossman upon the vesting of her RSUs in fiscal 2022. An aggregate of 25,771 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Grossman was 45,710.

(3)

These shares represent the gross number of shares of our Common Stock that were issued to and received by Ms. Stark upon the vesting of her RSUs in fiscal 2022. No shares were withheld by the Company for any income or employment taxes owed on the value of the issued shares because Ms. Stark paid such taxes with cash in lieu of shares.

(4)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. O’Keefe upon the vesting of her RSUs in fiscal 2022. An aggregate of 5,589 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. O’Keefe was 7,840.

(5)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Colosi upon the vesting of his RSUs in fiscal 2022. An aggregate of 8,931 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Colosi was 10,758.

(6)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Lysaght upon the vesting of his RSUs in fiscal 2022. An aggregate of 4,280 shares were withheld by the Company for a portion of the income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. Mr. Lysaght paid the remaining portion of such taxes with cash in lieu of shares. The aggregate number of net shares received after taxes by Mr. Lysaght was 21,668.

(7)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Hotchkin upon the vesting of his RSUs in fiscal 2022. An aggregate of 15,865 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Hotchkin was 14,048.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2022

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2022, other than Ms. Grossman and Mr. Hotchkin who each received a distribution from our executive profit sharing plan in connection with their respective departures from the Company, none of the named executive officers made any contributions to or withdrawals from, or received any distributions from, our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)(3)
Sima Sistani(4)	—	—	—		—
Mindy Grossman(5)	$15,450	$38,910	$869,958	(5)	—
Heather Stark(6)	—	—	—		—
Amy O’Keefe(7)	$5,606	$2,892	—		$45,535
Michael F. Colosi	$5,882	$24,444	—		$380,224
Michael Lysaght	$4,382	$13,924	—		$216,705
Amanda Tolleson(4)	—	—	—		—
Nicholas P. Hotchkin(8)	$8,077	$34,566	$677,958	(8)	—

(1)

Shows monthly contributions by the Company with respect to fiscal 2022. All contributions by the Company are reported for the fiscal year earned, regardless of whether the contribution is actually credited to the named executive officer’s profit sharing account in that year or the following year. These amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table. Starting with respect to March 2022, the Company suspended its monthly contributions to participants’ profit sharing accounts, including the accounts of the following then-participating named executive officer participants: Mses. Grossman and O’Keefe and Messrs. Colosi, Lysaght and Hotchkin. For additional details on such suspension, see “Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan”.

(2)

The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject, in fiscal 2022, to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)

Includes the following aggregate amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Ms. O’Keefe, $37,038 in fiscal 2021; Mr. Colosi, $59,165 in fiscal 2021 and $41,800 in fiscal 2020; and Mr. Lysaght, $40,898 in fiscal 2021.

(4)

Given Mses. Sistani and Tolleson commenced employment with the Company following the Company’s suspension of contributions to participants’ profit sharing accounts as discussed above, Mses. Sistani and Tolleson did not receive any contributions by the Company to such an account or credits for any interest thereon in fiscal 2022.

(5)

Ms. Grossman resigned as President and Chief Executive Officer of the Company effective March 18, 2022. On such date, the aggregate balance in Ms. Grossman’s profit sharing account was fully vested. In accordance with the terms of the executive profit sharing plan, the Company distributed to Ms. Grossman the aggregate balance of $869,958 in her profit sharing account in October 2022.

(6)	Ms. Stark, as a non-U.S. named executive officer, was not eligible to participate in our executive profit sharing plan.

(7)

Ms. O’Keefe departed the Company on December 31, 2022. On such date, in accordance with the terms of the executive profit sharing plan, the vesting of the aggregate balance in Ms. O’Keefe’s profit sharing account was accelerated to such date. The Company will distribute to Ms. O’Keefe the aggregate balance in her profit sharing account following the six month anniversary of her departure date (i.e., June 30, 2023) per the terms of the executive profit sharing plan.

(8)

Mr. Hotchkin departed the Company on April 22, 2022. On such date, the aggregate balance in Mr. Hotchkin’s profit sharing account was fully vested. In accordance with the terms of the executive profit sharing plan, the Company distributed to Mr. Hotchkin the aggregate balance of $677,958 in his profit sharing account in November 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), she or he is entitled to receive amounts earned during her or his term of employment. Such amounts include, as applicable:

•

vested shares granted under our stock plans and the right to exercise vested stock options (x) within one year in the case of termination due to death or long-term disability; (y) other than with respect to Ms. Sistani, within 90 days of termination for any reason other than for death or long-term disability; and (z) in the case of Ms. Sistani, (i) with respect to any options, within 90 days of termination by Ms. Sistani without “good reason” (as defined below), (ii) with respect to the Time-Vesting Options granted as part of her hiring awards, until the applicable expiration date in the event of any termination by the Company without “cause” (as defined below) or termination by Ms. Sistani for “good reason” and (iii) with respect to any options not granted as part of her hiring awards, until the earlier of the 30-month anniversary of such termination and the applicable expiration date in the event of any termination by the Company without “cause” or termination by Ms. Sistani for “good reason”; including, in each case, shares and options which vested upon such termination pursuant to the terms of the applicable equity grant or any agreement with the Company;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees and savings plan for eligible, full-time Canadian employees; and

•	accrued and unpaid vacation pay as required by applicable statutory or common law requirements, if any.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy for its named executive officers regarding severance payments or other post-termination benefits but is subject to the statutory and, in some cases, common law requirements of the countries in which it operates.

From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired or promoted, or upon review of competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, has approved separate severance arrangements for certain named executive officers. With respect to these arrangements, the Company typically mitigates any salary or benefits continuation in the event the applicable executive is subsequently employed during her or his severance period. For instance, in the event Ms. Sistani’s employment is terminated by the Company without “cause” or by Ms. Sistani for “good reason” (in each case, as defined in the Sistani Employment Agreement and other than in connection with a change of control), Ms. Sistani is entitled to the following payments and benefits: (w) an amount equal to two times salary payable in substantially equal payments during the two-year period following such termination (the “Sistani Severance Term”) in accordance with the Company’s regular payroll practices; (x) with respect to her annual, performance-based cash bonus, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination and (ii) subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to the annual bonus otherwise payable to her for the fiscal year in which such termination occurred, prorated based on the number of days she was employed during the year of termination, any such amounts shall be paid in a lump sum no later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; (y) subject to Ms. Sistani’s election of continued COBRA (Consolidated Omnibus Reconciliation Act) coverage under the Company’s group health plan (including dental), payment, on the first regularly scheduled payroll date of each month during the Sistani Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; and (z) with respect to her equity grants, (i) the greater of 50% of her unvested Time-Vesting Options and RSUs which were granted as her hiring awards or the next tranche of such grants shall vest upon such termination, (ii) the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options and (iii) all vested options (other than the Time-Vesting Options granted as part of her hiring awards), if any, shall have at least 30 months to be exercised (but not beyond their term), such payments and benefits are contingent upon Ms. Sistani’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in the Sistani Employment Agreement. The confidentiality covenant has an indefinite term, whereas the non-competition, non-solicitation and no-hire covenants have a term of two years. Ms. Sistani’s severance benefits would have been equal to approximately $3,926,559 (1) if she had been so terminated on December 30, 2022. Additionally, with respect to her hiring awards, 162,500 RSUs (with an accelerated vesting value of $627,250) and 725,000 Time-Vesting Options (consisting of 225,000 options with an exercise price of $10.24, 250,000 options with an exercise price of $30.00 and 250,000 options with an exercise price of $50.00, with an aggregate accelerated vesting value of $0) would immediately vest upon such termination and such Time-Vesting Options would remain exercisable until March 21, 2029. For additional details on Ms. Sistani’s hiring awards and the valuation thereof, see “—Payments Made Upon a Change of Control—Change in Control Impact on Named Executive Officers—Equity-based Assumptions”.

Ms. Stark is entitled to receive a lump sum cash payment under the Canadian-required common law pay in lieu of notice of termination equal to 8 weeks of base salary (equal to $65,834(2) as of December 30, 2022), severance pay of 44 weeks of base salary (equal to $362,090(3) as of December 30, 2022), 8 weeks of continued health coverage under Company-sponsored health plans (equal to $2,378(4) as of December 30, 2022), and payment of accrued and unused vacation (equal to $28,292(5), representing 17.19 days as of December 30, 2022), and under certain circumstances she could have been eligible for additional payments by the Company, including with respect to her fiscal 2022 annual performance-based cash bonus. Ms. Stark’s severance benefits could have been equal to approximately $458,594(6) if she had been so terminated on December 30, 2022.

Mr. Colosi is entitled to receive a lump sum cash payment equal to 12 months of base salary at the time of termination and 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Mr. Colosi’s severance benefits would have been equal to approximately $536,924(7) if he had been so terminated on December 30, 2022.

Mr. Lysaght is entitled to receive 12 months of base salary at the time of termination via salary continuation and 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company

(1)

The sum of $2,472,000 of 24 months of salary, $1,452,723 of performance-based cash bonus with respect to fiscal 2022 and $1,836 of payments for continued employer contribution of COBRA (Consolidated Omnibus Reconciliation Act) coverage.

(2)	CAD$89,231 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).
(3)	CAD$490,769 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).
(4)	CAD$3,222 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).
(5)	CAD$38,347 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).
(6)	CAD$621,569 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).
(7)	The sum of $527,657 of 12 months of salary and $9,267 of payments for continued employer contribution of COBRA coverage.

and its affiliates. Mr. Lysaght’s severance benefits would have been equal to approximately $579,204(8) if he had been so terminated on December 30, 2022.

Ms. Tolleson is entitled to receive 12 months of base salary at the time of termination via salary continuation and 12 months of continued health coverage under Company-sponsored health plans on the same basis available to her immediately prior to termination in the event of her termination by the Company for any reason other than for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Ms. Tolleson’s severance benefits would have been equal to approximately $439,267(9) if she had been so terminated on December 30, 2022.

(8)	The sum of $550,000 of 12 months of salary and $29,204 of payments for continued employer contribution of COBRA coverage.
(9)	The sum of $430,000 of 12 months of salary and $9,267 of payments for continued employer contribution of COBRA coverage.

Departure of Named Executive Officers

Mindy Grossman, Former President and Chief Executive Officer

Ms. Grossman ceased serving as President and Chief Executive Officer of the Company effective March 18, 2022 (the “Grossman Departure Date”) and resigned as a Class III director effective March 21, 2022. On September 28, 2021, Ms. Grossman entered into a separation agreement with the Company in connection with her resignation as President and Chief Executive Officer and director of the Company pursuant to which she agreed to assist in the transition of her positions, duties and offices as requested by the Board of Directors, and the Company agreed to provide her with certain payments and benefits as described further below. Pursuant to the terms of her separation agreement, during the period from September 28, 2021 to the Grossman Departure Date, Ms. Grossman continued to receive her base salary and employee benefits at levels consistent with those immediately prior to her entering into the separation agreement. Additionally, pursuant to the terms of her separation agreement and following the Grossman Departure Date, Ms. Grossman will receive (or has received if so indicated) the following material payments and benefits: (i) an aggregate cash amount of $2,472,000 (representing two times her then-current annual base salary) (of which $950,769 was paid in 2022 and $1,521,231 will be paid in substantially equal installments in the form of payroll continuation payments through March 2024) less lawful deductions and withholdings; (ii) a pro-rata cash bonus in respect of the Company’s actual fiscal 2022 performance against the Company objectives set forth in its annual, performance-based cash bonus plan in the amount of $234,671, which was paid in March 2023; (iii) during the two-year period following the Grossman Departure Date, cash payments in an amount equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees, payable on a monthly basis during such term ($8,704 was paid with respect to fiscal 2022); (iv) a lump sum cash payment equal to $94,816 (representing a pro-rata portion of her base salary for the period from the Grossman Departure Date through April 15, 2022), which was paid on April 2022; (v) the payment of $25,000 of reasonable legal and advisory fees incurred by Ms. Grossman in the negotiation of her separation agreement, which payment was made in fiscal 2021; and (vi) the retention of her two Company-issued iPads. Pursuant to the terms of Ms. Grossman’s separation agreement, on September 28, 2021, all equity awards (or any portion thereof) held by Ms. Grossman as of such date and not otherwise scheduled to vest in the ordinary course on or before April 15, 2022 were forfeited. On the Grossman Departure Date, all outstanding and unvested RSUs then-held by Ms. Grossman immediately vested on such date in accordance with the terms of her separation agreement (such accelerated RSUs had a value of $739,828 on the Grossman Departure Date based on the closing price of $10.35 of our Common Stock on such date). Additionally, pursuant to the terms of Ms. Grossman’s separation agreement, all vested stock options that were granted on July 5, 2017, the commencement date of her employment with the Company, will remain exercisable until July 5, 2024, the seventh anniversary of the grant date of such options, pursuant to the terms of such options. All such options that are unexercised on July 5, 2024 will be cancelled on such date. Ms. Grossman’s right to receive the separation payments and benefits described above was contingent upon her execution, delivery and non-revocation of a release of claims in favor of the Company and each of its direct and indirect subsidiaries and affiliates within 60 days following the Grossman Departure Date. Ms. Grossman is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of twenty-four (24) months following the Grossman Departure Date. Since Ms. Grossman was vested in the Company’s executive profit sharing plan as of the Grossman Departure Date, she was paid her vested amount of $869,958 in her executive profit sharing account in October 2022. The terms and conditions of Ms. Grossman’s separation agreement superseded any payments and benefits provided under either of her employment agreement and continuity agreement with the Company in the event of any termination.

Amy O’Keefe, Former Chief Financial Officer

Ms. O’Keefe ceased serving as Chief Financial Officer of the Company effective December 2, 2022 and departed the Company on December 31, 2022 (the “O’Keefe Departure Date”). On November 30, 2022, Ms. O’Keefe entered into a separation agreement and general release with the Company regarding her compensation in connection with her departure from the Company. Pursuant to the terms of her separation agreement, Ms. O’Keefe received (or will receive if so indicated): (i) salary continuation at her then-current annual base salary for the period from the O’Keefe Departure Date through December 30, 2023 (such period, the “Salary Continuation Period”) (such amount equaling $575,000 in the aggregate less lawful deductions and withholdings, all of which was accrued with respect to fiscal 2023); (ii) a cash bonus in respect of the Company’s actual fiscal 2022 performance against the Company objectives set forth in its annual, performance-based cash bonus plan in the amount of $293,250, which was paid in March 2023; (iii) an aggregate cash payment of $10,000 less lawful deductions and withholdings which was paid on January 26, 2023 in lieu of outplacement services she would have otherwise received; and (iv) during the Salary Continuation Period, cash payments of an amount equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees, payable on a monthly basis during such term (such payments equal to $18,073 in the aggregate based on fiscal 2023 rates). In the event Ms. O’Keefe were to obtain subsequent employment during the Salary Continuation Period, such salary continuation would be reduced or eliminated altogether and health plan continuation would be eliminated altogether, each in accordance with the terms of her separation agreement. All of Ms. O’Keefe’s unvested equity awards as of the O’Keefe Departure Date were forfeited. Ms. O’Keefe had no vested options on such date. Ms. O’Keefe is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of one year following the O’Keefe Departure Date. In addition, in consideration for the payments and benefits provided for in her separation agreement, Ms. O’Keefe agreed to a release of claims against the Company and all of its affiliates, related entities, predecessors and successors as set forth in her separation agreement. In accordance with the terms of the respective plans, upon her departure, Ms. O’Keefe’s unvested Company matching contributions and earnings thereon to the Company savings plan for U.S. salaried employees and aggregate executive profit sharing balance under the Company’s executive profit sharing plan were accelerated (such amounts $16,077 and $47,742, respectively).

Nicholas P. Hotchkin, Former Chief Operating Officer

Mr. Hotchkin ceased serving as Chief Operating Officer of the Company effective April 22, 2022 (the “Hotchkin Departure Date”) and departed the Company on that same date. On May 26, 2022, Mr. Hotchkin entered into a separation agreement and general release with the Company regarding his compensation in connection with his departure from the Company. Pursuant to the terms of his separation agreement, Mr. Hotchkin received (or will receive if so indicated): (i) a lump sum payment of $905,626 which represents 15 months’ of his then-current base salary less lawful deductions, withholdings and employee COBRA premiums; (ii) an aggregate cash payment of $10,000 less lawful deductions and withholdings which was paid on June 9, 2022 in lieu of outplacement services he would have otherwise received; and (iii) cash payments in an amount equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees, payable on a monthly basis for the 15-month period following the Hotchkin Departure Date (such payments equal to $35,479 in the aggregate, of which $18,351 was paid with respect to fiscal 2022 rates and $17,128 will be paid with respect to fiscal 2023 rates). All of Mr. Hotchkin’s unvested equity awards as of the Hotchkin Departure Date were forfeited. Mr. Hotchkin had the right to exercise any vested options within 90 days of the Hotchkin Departure Date. Mr. Hotchkin is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of one year following the Hotchkin Departure Date. In addition, in consideration for the payments and benefits provided for in his separation agreement, Mr. Hotchkin agreed to a release of claims against the Company and all of its affiliates, related entities, predecessors and successors as set forth in his separation agreement. Since Mr. Hotchkin was vested in both the Company’s savings plan for salaried U.S. employees and executive profit sharing plan as of the Hotchkin Departure Date, he was entitled to his balance of $125,802 plus earnings thereon under the Company’s savings plan and was paid the amount of $677,805 with respect to his executive profit sharing account in November 2022.

Payments made, or to be made, to Mses. Grossman and O’Keefe and Mr. Hotchkin are governed entirely by the terms of their respective separation agreements described above. The remainder of this discussion addresses potential payments that may be made to our continuing named executive officers under the various termination scenarios.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, she or he is entitled to receive amounts earned during her or his term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise vested stock options within 90 days of retirement;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees and savings plan for eligible, full-time Canadian employees; and

•	accrued and unpaid vacation pay as required by applicable statutory or common law requirements, if any.

Additionally, pursuant to Mr. Colosi’s continuity agreement with the Company, the Company has agreed to pay him upon his retirement amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of his annual, performance-based cash bonus calculated as set forth therein. In the event these benefits under the continuity agreement were triggered for Mr. Colosi on December 30, 2022, he would have received a cash bonus less lawful deductions and withholdings of $316,594. In addition, in the event of their retirement on December 30, 2022, Mses. Sistani and Tolleson would have been entitled to $1,713 and $1,253, respectively, of unvested Company contributions under the Company savings plan for U.S. salaried employees.

Payments Made Upon Death or Long-Term Disability

In the event of the death or long-term disability of a named executive officer, in addition to the earned amounts listed under the heading “—Payments Made Upon Termination” above and, in the case of Mr. Colosi, the amounts provided under his continuity agreement described under the heading “—Payments Made Upon Retirement” above, the named executive officer may receive benefits under the Company’s U.S. long-term disability plan or payments under the Company’s life and/or disability insurance plans, as applicable, and in the case of Ms. Sistani, the Sistani Employment Agreement. These payments and benefits are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, with respect to life insurance benefits, in the event such benefits were triggered on December 30, 2022, such benefits for the following named executive officers would have been calculated as follows: for Mses. Sistani and Tolleson and Messrs. Colosi, and Lysaght, each was generally eligible to receive one times the amount of her or his annual base salary (rounded up to closest hundred thousand) at death subject to a maximum payout of $3,000,000. In the event such benefits were triggered for these named executive officers on December 30, 2022 under the Company’s life insurance plans, the amounts (excluding any supplemental policies purchased by the named executive officer at her or his own expense) each of her or his legal representatives or estates would have been eligible to receive are as follows, in the case of: Ms. Sistani, $1,236,000; Mr. Colosi, $528,000; Mr. Lysaght, $550,000; and Ms. Tolleson $430,000. In the event life insurance benefits were triggered for Ms. Stark, each of her legal representatives or estate would have been eligible to receive an aggregate amount of life insurance benefits up to $287,742(1). Mses. Sistani and Tolleson and Messrs. Colosi and Lysaght were automatically enrolled in the Company’s U.S. long-term disability plan for U.S. employees, and subject to the terms of the plan, would have received the maximum benefit of $3,000 on a monthly basis for a minimum of 24 months in the event such benefits were triggered on December 30, 2022 under the plan. Ms. Stark is eligible for the Company’s long term disability insurance for Canadian employees, and subject to the terms of the insurance plan, could receive up to $3,689(2) on a monthly basis in the event such benefits were triggered on December 30, 2022.

Pursuant to the terms of the Sistani Employment Agreement, in the event of termination due to death or long-term disability, Ms. Sistani is entitled to (x) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; and (y) an amount equal to her target annual bonus, prorated based on the number of days she was employed during the year of termination, which amount shall be paid within thirty (30) days of such termination date. In the event such benefits were triggered on December 30, 2022, Ms. Sistani would have been eligible to receive $1,452,723.

In addition, upon the holder’s termination for death or long-term disability, generally, stock option exercise rights cease one year after, RSUs (other than Ms. Sistani’s RSU hiring award) immediately vest 100%, and, in the case of PSUs, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above. For the value of the immediate vesting of RSUs see the column “Accelerated Vesting of Equity Value—Stock Awards” of the Change in Control Payment and Benefit Estimates on December 30, 2022 table for Mses. Sistani and Tolleson and Messrs. Colosi and Lysaght and “—Change in Control Impact on Named Executive Officers—Non-U.S. Named Executive Officers—Heather Stark, Interim Principal Financial Officer” for Ms. Stark.

Payments Made Upon a Change of Control

Change in/of Control

A “change in/of control” for purposes of stock awards and the continuity agreements generally consists of any of the following:

In the case of Mses. Sistani and Tolleson and Mr. Lysaght:

•

an acquisition by a non-affiliate of the beneficial ownership of 50% or more of the Company’s voting securities (other than acquisitions by Artal, Ms. Winfrey or a Company sponsored employee benefit plan or related trust);

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of 50% or more of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by Artal and Ms. Winfrey or the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

(1)	CAD$390,000 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).
(2)	CAD$5,000 converted to U.S. dollars using the exchange rate on December 30, 2022 (i.e., $0.7378).

In the case of Mr. Colosi, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition by a non-affiliate of the beneficial ownership of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current members of the Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Options and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, Time-Vesting Options and RSUs generally fully vest and such stock options generally become exercisable immediately prior to a “change of control”. See “—Change in/of Control” for additional information. However, in the case of Time-Vesting Options and RSUs awarded to Ms. Sistani, such vesting and immediate exercisability of stock options only occur in the event Ms. Sistani’s employment is terminated in connection with a change of control which termination gives rise to severance payments and benefits under her continuity agreement. For details on Ms. Sistani’s continuity agreement, see “ —Continuity Agreements” below. Additionally, in the event of any termination of Ms. Sistani by the Company without “cause” or termination by Ms. Sistani for “good reason” in connection with a change of control, the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options and all other vested options held by Ms. Sistani at such time, if any, shall have at least 30 months to be exercised (but not beyond their term), provided that such benefit is contingent upon Ms. Sistani’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in the Sistani Employment Agreement. Any dividend equivalents accrued with respect to RSUs shall also be deemed to vest as set forth above. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control Payment and Benefit Estimates on December 30, 2022 table for the value of the immediate vesting of such awards in the event such benefits were triggered on December 30, 2022 for Mses. Sistani and Tolleson and Messrs. Colosi and Lysaght and “—Change in Control Impact on Named Executive Officers—Non-U.S. Named Executive Officers—Heather Stark, Interim Principal Financial Officer” for Ms. Stark.

The named executive officers (other than Ms. Sistani) who hold such awards remain subject during her or his employment and for one year following the termination of her or his employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants. Ms. Sistani’s awards are subject to and reaffirm the restrictive covenants contained in the Sistani Employment Agreement as described above under “—Payments Made Upon Termination”.

Continuity Agreements

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any “change of control” of the Company. See “—Change in/of Control” for additional information. Therefore, the Company has entered into continuity agreements with the following named executive officers: Mses. Sistani and Tolleson and Messrs. Colosi and Lysaght, and certain other senior executives.

Term

In the case of the continuity agreement entered into by Ms. Sistani and the Company, the agreement shall terminate upon the termination of Ms. Sistani’s employment with the Company. In the case of the continuity agreements entered into with the other named executive officers specified above and certain other senior executives, each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a change in control of the Company, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

Payments

With respect to the named executive officers, the following severance benefits will be provided if (a) in the case of Mses. Sistani and Tolleson and Mr. Lysaght, (i) during the two-year period following a change in control of us or the three-month period prior to, but in connection with, a change in control of us, her or his employment is terminated (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by such named executive officer for “good reason”, or (ii) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, her or his employment is terminated in connection with the change in control (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by such named executive officer for “good reason”; and (b) in the case of Mr. Colosi, (i) during the two-year period following a change in control of us, his employment is terminated (other than termination by the Company for “cause” or by reason of death, long-term disability or retirement), (ii) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, he voluntarily terminates his employment for “good reason”, or (iii) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, his employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, long-term disability or retirement):

•

cash payment equal to three times (two times in the case of Mr. Lysaght and Ms. Tolleson) the sum of her or his annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and her or his target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days if any payment is provided for pursuant to the Company’s then-current vacation policy or as otherwise required by local statutory requirements or law, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

three years (eighteen months in the case of Mr. Lysaght and Ms. Tolleson) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance), as applicable, for the named executive officer and her or his dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

•	in the case of Ms. Sistani and Mr. Colosi:

•

continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested Time-Vesting Options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans which the named executive officers participated prior to the date of termination during the period from the date of termination through the third anniversary of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the named executive officer is subject to Section 409A, the named executive officer shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•

outplacement services at a cost to us, in the case of Ms. Sistani and Mr. Colosi, of not more than $30,000 and, in the case Mr. Lysaght and Ms. Tolleson, consistent with the Company’s then-current policy and/or common practice.

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under her or his continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. Mr. Colosi is also eligible for additional payments under his continuity agreement if his termination is due to death, long-term disability or retirement. See “ —Payments Made Upon Death or Long-Term Disability” or “ —Payments Made Upon Retirement” above. The named executive officer is not eligible for benefits under her or his continuity agreement if her or his termination is for “cause”.

Certain Offsets to Payments and Benefits Provided under Continuity Agreements

Pursuant to the terms of the Sistani Employment Agreement, Ms. Sistani agreed that, in the event amounts are payable under her continuity agreement as a result of her being terminated by the Company (other than termination for “cause” or by reason of long-term disability) or by Ms. Sistani for “good reason” during the three-month period prior to, but in connection with, a change in control of us, any amounts payable to her pursuant to her continuity agreement would be offset in full by any amounts paid (or to be paid) to her pursuant to the Sistani Employment Agreement.

Excess Parachute Payment Excise Taxes

Under the terms of the Company’s continuity agreements with Mses. Sistani and Tolleson and Mr. Lysaght, if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, then the potential parachute payments to each such executive will be reduced to the extent necessary to avoid the imposition of such 280G excise tax if the executive would be in a better net after-tax position as a result of such reduction in payments. These terms reflect the “Best Net” approach.

Under the terms of Mr. Colosi’s legacy continuity agreement if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, and the aggregate value of the parachute payments exceed a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then the parachute payments will be reduced to the extent necessary so that the aggregate value of the parachute payments is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payments exceed the threshold amount by more than 5%, then Mr. Colosi will be entitled to receive an additional payment or payments in an amount such that, after payment by Mr. Colosi of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, he retains an amount equal to the excise tax imposed upon the parachute payment.

Other

Under the continuity agreements, the named executive officers specified above (other than Ms. Sistani) agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, such named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company. Mr. Lysaght and Ms. Tolleson are also subject to non-competition and non-solicitation covenants under their continuity agreements.

Change in Control Impact on Named Executive Officers

U.S. Named Executive Officers

The U.S. named executive officers listed in the table below are party to a continuity agreement with the Company. The table below was prepared as though a “change in control” occurred and each of the specified named executive officer’s employment was terminated without “cause” or for “good reason” on December 30, 2022 (the last business day of fiscal 2022) using the closing price of the Company’s Common Stock as of December 30, 2022 (the last trading day of fiscal 2022) which was $3.86, each as defined in her or his continuity agreement. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 30, 2022 and the named executive officers specified in the table below were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 30, 2022

Name	Aggregate Severance Pay and 2022 Bonus(1)	Medical, Dental, Vision, and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan		Savings Plan		Excise Tax and Gross-Up Payment(6)	Perqui- sites		Outplace- ment Services	Total
			Stock Awards(3)	Stock Options
Sima Sistani	$11,124,000	$6,714	$1,254,500	—	—		$31,413	(5)	—	$—		$30,000	$12,446,627
Michael F. Colosi	$2,849,348	$29,494	$216,473	—	$124,822	(4)	$29,700	(5)	—	$42,600	(7)	$30,000	$3,322,437
Michael Lysaght	$2,172,500	$44,688	$323,179	—	—		—		—	—		$30,000	$2,570,367
Amanda Tolleson	$1,827,500	$14,590	$90,895	—	—		—		—	—		$30,000	$1,962,985

(1)

Amounts shown represent the sum of (a) three years (two years for Mr. Lysaght and Ms. Tolleson) of base salary; (b) three years (two years for Mr. Lysaght and Ms. Tolleson) of “target” bonus; and (c) an additional year of “target” bonus.

(2)

Amounts shown represent three years (eighteen months for Mr. Lysaght and Ms. Tolleson) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance), as applicable.

(3)	Amounts shown represent accelerated vesting of awards of RSUs. The award of an RSU is the right to receive one share of Common Stock upon the vesting date of the RSU.

(4)	Amount shown represents three years of interest earnings on Mr. Colosi’s executive profit sharing plan account balance.

(5)

The named executive officers were assumed to have participated in the Company’s savings plan for salaried U.S. employees. The amounts represent three years of Company contributions to its savings plan for salaried U.S. employees for their benefit. With respect to Ms. Sistani, the amount shown also includes $1,713 which reflects the accelerated vesting of unvested Company matching contributions, and earnings thereon, as of December 30, 2022, to the savings plan for U.S. salaried employees on Ms. Sistani’s behalf.

(6)

Under the terms of Mr. Colosi’s continuity agreement, if it had been determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, and the aggregate value of the parachute payments exceeded a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then the parachute payments would have been reduced to the extent necessary so that the aggregate value of the parachute payments was equal to an amount that was less than such threshold amount; provided, however, that if the aggregate value of the parachute payments had exceeded the threshold amount by more than 5%, then Mr. Colosi would have been entitled to receive an additional payment or payments in an amount such that, after payment by Mr. Colosi of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, he would have retained an amount equal to the excise tax imposed upon the parachute payment. If Mr. Colosi had been terminated on December 30, 2022, he would not have received a gross up related to these taxes.

(7)	Amount shown represents three years of a continued wellness and car allowance for Mr. Colosi.

General Assumptions

•

Amounts shown reflect benefits triggered under the named executive officer’s continuity agreement and the full vesting of any unvested Time-Vesting Options and RSUs. In the case of Ms. Sistani, amounts shown do not reflect the impact of any offset required pursuant to the Sistani Employment Agreement.

Equity-based Assumptions

•	All previously unvested Time-Vesting Options and RSUs vested on December 30, 2022.

•	RSUs were valued using the closing price of the Company’s Common Stock on December 30, 2022 (i.e., $3.86).

•

Time-Vesting Options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 30, 2022 (i.e., $3.86 minus exercise price). This would represent the true value received by the executives upon immediate vesting of their Time-Vesting Options.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on her or his base salary and target bonus percentage at December 30, 2022 for the purposes of determining her or his severance. Ms. Sistani’s “target” bonus is $1,854,000, Mr. Colosi’s “target” bonus is $316,594, Mr. Lysaght’s “target” bonus is $357,500 and Ms. Tolleson’s “target” bonus is $322,500.

•	Medical, dental, vision, and life insurance, as applicable, are paid at 2023 monthly rates.

•

Each of Ms. Sistani and Mr. Colosi is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred. Additional assumptions with respect to such plans are as follows:

•

Executive profit sharing plan: Starting with respect to March 2022, the Company suspended its monthly contributions to participants’ profit sharing accounts. Accordingly, no monthly or supplemental contributions are made to participants’ profit sharing accounts. Interest payments are assumed to continue on any account balance as of December 30, 2022 pursuant to the terms of the Company’s executive profit sharing plan. Interest is calculated under the plan using the annualized prime rate, as published in The Wall Street Journal on December 30, 2022, plus 2%, compounded as of the end of each fiscal month.

•

Savings plan for U.S. salaried employees: 3% matching contribution by the Company of the executive’s eligible earnings as of December 30, 2022 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2023.

•	Each executive is assumed to have received outplacement services provided to the fullest extent as set forth in her or his continuity agreement.

•	The executive does not receive comparable perquisites from a subsequent employer, where relevant.

Non-U.S. Named Executive Officers

Heather Stark, Interim Principal Financial Officer

In the event a change in control occurred and Ms. Stark’s employment was terminated other than for “cause” on December 30, 2022 (the last business day of fiscal 2022), Ms. Stark would have been entitled to the payments and benefits described in “ —Payments Made Upon Termination” above. In addition, pursuant to the terms of the Time-Vesting Options and RSUs, all such unvested options and RSUs would have vested immediately prior to such change in control (with respect to Time-Vesting Options, such acceleration would be equal to the value of $0; with respect to RSUs, using the closing price of the Company’s Common Stock as of December 30, 2022 of $3.86, such acceleration would be equal to the value of $52,399). For additional details on the valuation of options in the event of a change in control on December 30, 2022, see the “ —Equity-based Assumptions” above. However, a change in control did not occur on December 30, 2022 and Ms. Stark was not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described above.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

We selected a new median employee for fiscal 2022 because two developments arose that we reasonably believed might result in a significant change in our pay ratio disclosure: (i) organizational restructurings in fiscal 2022 resulted in a decrease in the number of total global employees from approximately 7,700 at the end of fiscal 2021 to approximately 7,100 at the end of fiscal 2022, and (ii) we changed our compensation arrangements for our U.S. coaches, guides, and call center employees. Our determination date of December 31st for purposes of identifying our global median employee and our methodology to confirm such employee was consistent with those used to determine the fiscal 2021 CEO Pay Ratio. As is permitted under the SEC rules, to determine the Company’s median employee, we used “gross taxable wages” as our consistently applied compensation measure. We annualized this number for those full and part-time employees who did not work the full fiscal 2022 year. A valid statistical sampling methodology was used to estimate the median gross taxable wages. We then produced a sample of employees who were paid within a 1% range of that median and selected an employee from within that group as our median employee. After identifying our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee for fiscal 2022 is a part time Studio Coach whose annual total compensation was $8,657.

For the year ended December 31, 2022, the total compensation for our CEO, Ms. Sistani, was $11,418,410 as reported in the “Total” column of the Summary Compensation Table. Ms. Sistani was appointed CEO effective March 21, 2022, resulting in her receipt of a prorated base salary, performance-based cash bonus, and contributions by the Company to its savings plan for salaried U.S. employees for fiscal 2022. Accordingly, we annualized her base salary, performance-based cash bonus, and such Company contributions as disclosed in the Summary Compensation Table, and added the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, to arrive at a value of $12,082,787, which was used to calculate the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. Accordingly, our CEO Pay Ratio for fiscal 2022 was approximately 1396:1.

Ms. Sistani’s annual total compensation in fiscal 2022 included several one-time compensation awards and benefits, which the Company does not expect to provide in future years, including equity hiring awards of RSUs and stock options (the aggregate value, as calculated in accordance with the requirements of the Summary Compensation Table, of these awards was $9,013,195).

PAY VERSUS PERFORMANCE DISCLOSURE
As required by Item 402(v) of Regulation
S-K
of the Exchange Act (“Item 402(v)”), we are providing the
following
pay versus performance disclosure. It does not necessarily reflect value actually realized by our named executive officers or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For a dis cu
ssion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please see
“Compensation Discussion and Analysis”
above. The following tables and related disclosures provide information about (i) the total compensation of our principal executive officers (each, a “PEO” and together, the “PEOs”) and our non-PEO
named executive officers (collectively, the “Other NEOs”) as presented in the
Summary Compensation Table
above, (ii) the “compensation actually paid” (“CAP”) to our PEOs and our Other NEOs, as calculated pursuant
to Item 402(v), (iii) certain financial
performance
measures, and (iv) the relationship of the CAP to those financial performance measures.

Fiscal Year (1)	Summary Compensation Table Total for PEO Sima Sistani (2) ($)	Summary Compensation Table Total for PEO Mindy Grossman (3) ($)	Compensation Actually Paid to PEO Sima Sistani (2)(4)(8) ($)	Compensation Actually Paid to PEO Mindy Grossman (3)(5)(8) ($)	Average Summary Compensation Table Total for Other NEOs (6) ($)	Average Compensation Actually Paid to Other NEOs (6)(7)(8) ($)	Value of Initial Fixed $100 Investment Based On: (9)		Net (Loss) Income ($ in millions)	Plan Adjusted Operating Income (11) ($ in millions)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return (10) ($)
2022	$11,418,410	$1,630,551	$3,856,790	$1,217,397	$1,090,448	$209,927	$10.26	$109.61	($251.40)	$154.55
2021	—	$5,137,456	—	($ 234,538)	$1,894,726	$757,609	$42.86	$137.77	$ 66.89	$196.29
2020	—	$6,344,329	—	($6,083,231)	$1,849,339	$1,284,001	$64.85	$119.99	$ 75.08	$216.16

(1)	Fiscal 2020 consisted of a 53-week period.

(2)	Ms. Sistani commenced serving as our PEO on March 21, 2022.

(3)	Ms. Grossman served as our PEO during fiscal 2020, fiscal 2021, and for the portion of fiscal 2022 preceding Ms. Sistani’s appointment.

(4)
In accordance with the requirements of Item 402(v)(2)(iii), the following adjustments were made to the amounts reported for Ms. Sistani in the
Summary Compensation Table
above. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Ms. Sistani during fiscal 2022.

Description	Fiscal 2022 ($)
Reported Summary Compensation Total	$11,418,410
Change in Pension Value Deduction	—
Pension Service Cost Addition	—
Prior Pension Service Cost Addition	—
Reported Stock and Option Awards Deduction	($ 9,013,195)
Stock and Option Awards Adjustment (a)	$ 1,451,575
Compensation Actually Paid	$ 3,856,790

(a)	For fiscal 2022, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2022	$1,451,575	—	—	—	—	—	$1,451,575

(5)
In accordance with the requirements of Item 402(v)(2)(iii), the following adjustments were made to the amounts reported for Ms. Grossman in the
Summary Compensation Table
above. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Ms. Grossman during the applicable fiscal years.

Description	Fiscal 2020 ($)	Fiscal 2021 ($)	Fiscal 2022 ($)
Reported Summary Compensation Total	$6,344,329	$5,137,456	$1,630,551
Change in Pension Value Deduction	—	—	—
Pension Service Cost Addition	—	—	—
Prior Pension Service Cost Addition	—	—	—
Reported Stock and Option Awards Deduction	($4,789,925)	($3,130,976)	—
Stock and Option Awards Adjustment (a)	($7,637,635)	($2,241,018)	($ 413,154)
Compensation Actually Paid	($6,083,231)	($ 234,538)	$1,217,397

(a)	For each covered fiscal year, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2022	—	—	—	($ 413,154)	—	—	($413,154)
2021	$293,840	($440,485)	—	$2,923,052	($5,017,425)	—	($2,241,018)
2020	$6,484,939	($8,432,046)	—	($5,690,528)	—	—	($7,637,635)

(6)	The dollar amounts reported in this column represent the average of the total amounts reported for our Other NEOs for each corresponding fiscal year as follows:

•	Fiscal 2022: Heather Stark; Amy O’Keefe; Michael F. Colosi; Michael Lysaght; Amanda Tolleson; and Nicholas P. Hotchkin.

•	Fiscal 2021: Amy O’Keefe; Nicholas P. Hotchkin; Michael F. Colosi; Michael Lysaght; and Gail B. Tifford.

•	Fiscal 2020: Amy O’Keefe; Nicholas P. Hotchkin; Michael F. Colosi; Gail B. Tifford; and Corinne Pollier (-Bousquet).

(7)
In accordance with the requirements of Item 402(v)(2)(iii), when calculating the “average compensation actually paid” for our Other NEOs the following adjustments were made to the amounts reported in the
Summary Compensation Table
above. Importantly, the dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, our Other NEOs as a group during the applicable fiscal year.

Description	Fiscal 2020 ($)	Fiscal 2021 ($)	Fiscal 2022 ($)
Average Reported Summary Compensation Total	$1,849,339	$1,894,726	$1,090,448
Average Change in Pension Value Deduction	—	—	—
Average Pension Service Cost Addition	—	—	—
Average Prior Pension Service Cost Addition	—	—	—
Average Reported Stock and Option Awards Deduction	($ 918,400)	($ 977,098)	($ 342,978)
Average Stock and Option Awards Adjustment (a)	$ 353,062	($ 160,019)	($ 537,543)
Average Compensation Actually Paid to Other NEOs	$1,284,001	$ 757,609	$ 209,927

(a)	For each covered fiscal year, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2022	$100,327	($167,160)	—	($119,362)	($351,348)	—	($537,543)
2021	$426,294	($374,598)	—	$ 35,991	($247,706)	—	($160,019)
2020	$1,170,242	($559,088)	—	($258,092)	—	—	$353,062

(8)	When calculating amounts of “compensation actually paid” for purposes of this table:

•
The fair value of each stock option award was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718 using a variation of the Black-Scholes option pricing model and the key input variables (assumptions) of that model as described in Note 12 of the Consolidated Financial Statements in our Annual Report on Form
10-K
for fiscal 2022. The assumptions used were not materially changed from those described in Note 12 but were updated at each valuation date to reflect the then-current value of each variable.

•
The fair value of PSU awards was estimated at each valuation date using: (a) the closing price of our Common Stock on the relevant valuation date and (b) an adjustment to reflect actual performance for any completed performance year and an assumption regarding attainment of the performance goals for the remaining performance period.

•
The fair value of RSU awards was estimated at each valuation date using the closing price of our Common Stock on the relevant valuation date or, if the market was closed on such date, the last trading day that immediately preceded the relevant valuation date.

(9)
Total shareholder return as calculated is based on a fixed investment of $100 measured from the market close on December 27, 2019 (the last trading day of fiscal 2019) through and including the end of the fiscal year for each year reported in the table as required by Item 402(v) and that all dividends, as applicable, were reinvested.

(10)	Total shareholder return for the Russell 2000 Index.

(11)
For fiscal 2022, as described in
“Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses—Annual, Performance-Based Cash Bonus”
above, the Compensation Committee determined that operating income, as used under the Company’s 2022 annual, performance-based cash bonus plan, continues to be viewed as a core driver of the Company’s performance and shareholder value creation and, accordingly, the Compensation Committee selected it as the Company-Selected Measure as defined under Item 402(v). Operating Income is presented as adjusted for bonus purposes, see
“Compensation Discussion and Analysis—Executive Compensation Framework and 2022 Compensation Decisions—Cash Bonuses—Annual, Performance-Based Cash Bonus”
above for details on the adjustments to fiscal 2022 reported operating loss of $283.0 million to exclude the impact of impairment and restructuring charges and the negative impact of a tax reserve reassessment as approved by the Compensation Committee. The Compensation Committee made no adjustments to full year fiscal 2020 and fiscal 2021 reported operating income under the Company’s fiscal 2020 and fiscal 2021 annual, performance-based cash bonus plans.

Description of Relationships Between Pay and Performance
Total Shareholder Return
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to the Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii))
and
(2) the cumulative total shareholder return of the Company for its last three completed fiscal years. The chart also provides a comparison of the Company’s total shareholder return to the Russell 2000 Index (“Peer Group”) total shareholder return for the three-year period.

Net (Loss) Income
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to the Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) the net (loss) income of the Company for the last three fiscal years.

Plan Adjusted Operating Income
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to our Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) operating income, as adjusted for bonus purposes, of the Company for the last three fiscal years.

Tabular List of Financial Performance Measures
For purposes of Item 402(v), we have identified the following performance measures, which the Compensation Committee considered, among others, when making executive compensation decisions for performance year 2022, in response to the Tabular List disclosure requiremen
t
pursuant to Item 402(v)(6).

•	Plan Adjusted Operating Income

•	Revenue

•	End of Period Subscribers
As noted above, however, the Compensation Committee h
a
s not historically and does not currently evaluate “c
o
mpensation actually paid” as calculated pursuant to Item 402(v)(2) as part of its executive compensation determinations; accordingly, the Compensation Committee does not actually use any financial or non-financial
performance measure specifically to link executive compensation “actually paid” to Company performance.

HUMAN CAPITAL MANAGEMENT

At WW our core mission is to inspire healthy habits for real life - for people, families, communities and the world. We believe that our workforce plays an integral role in achieving our mission. As of December 31, 2022, we had approximately 7,100 employees, a majority of whom were part-time employees. In addition, in certain of our international markets, our coaches and guides are self-employed and are not included in this total.

Diversity and Inclusion

We believe that a diverse and inclusive workforce helps us to explore and realize the many different paths to health and wellness for our members, which leads to better execution of our strategic initiatives. For example, over 50% of our executive officers, including our Chief Executive Officer and our Interim Principal Financial Officer, are women. To further our commitment to create an inclusive and diverse culture, we have a Head of Inclusion & Diversity who reports directly to our Chief People Officer. Additionally, we offer forums and formal training programs for our employees to enable them to continue their education and share best practices and experiences, which creates an ongoing evolution and community with respect to diversity and inclusion and belonging in the workplace.

Training and Development

We develop our personnel by offering in-house learning and development resources. These include online and in-person training programs on a variety of topics in order to foster career growth both long term and short term. For example, we offer leadership training to help ensure our future business leaders have the necessary skill sets to manage and lead our organization.

Wellness, Health and Safety

We are focused on promoting the total wellness of our employees, and offer resources, programs and services to support our employees’ physical, mental, financial and social wellness. For example, in 2022 we improved and expanded our global paid parental leave policy for all parents (both full-time and part-time eligible employees), making us a leader in providing equitable and meaningful parental leave. We believe this investment not only contributes to gender balance and equity in care-taking, but is also linked to improved health and economic outcomes of women, children, and families.

We believe in creating a work environment that supports our employees’ wellbeing, while still maintaining our commitment to our members. Our work model, called Work from Wherever (WfW), is designed to enhance productivity and foster innovation by allowing our corporate employees and their leaders to work together in determining when, where and how they work to achieve the best possible results. We believe this approach strikes an appropriate balance between our purpose-driven culture of helping our members develop healthy habits while respecting the wellness, health and safety of our employees. To facilitate virtual and in-person collaboration, we offer forums and formal training programs to provide our employees with the tools and skills to be successful in a hybrid workplace. WfW continues to positively contribute to employee engagement and gives WW a competitive advantage in the external talent market.

As always, protecting the privacy and security of our data is one of our top priorities, and we continue to enhance an advanced industry standard Zero-Trust software-defined network, coupled with multi-factor authentication, to secure our environment from unauthorized access.

Total Rewards

We provide competitive compensation and benefits programs for our employees. In addition to salaries, these programs (which vary by employee level and by the country where the employees are located) include, among other items, bonuses, stock awards, retirement benefits including 401(k) (or local market equivalent), healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid parental leave, advocacy resources, flexible work schedules and employee assistance programs.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $150,000, payable quarterly, half in cash and half in fully vested Common Stock or, if they so elect as described below, deferred stock units (“DSUs”). The number of shares of Common Stock or DSUs granted quarterly is determined by averaging the closing price of the Common Stock for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

Cash Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair is entitled to receive $12,500 per annum, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Audit Committee. Also, each director is entitled to receive $6,000 per annum, payable quarterly, in cash for service as a member of each of the Compensation Committee and the NCG Committee.

Director Deferred Compensation Program

As commenced with respect to the compensation payable to the non-employee directors for service as a member of the Board of Directors during fiscal 2022, each non-employee director may elect to defer receipt of all equity-based compensation that is payable to the director for such service. At a director’s election, the shares of fully vested Common Stock otherwise payable on a current basis to the director, together with any dividends thereon, if any, are credited to a hypothetical bookkeeping account in the director’s name and paid to the director in shares of Common Stock and cash, respectively, in a single lump sum at the time specified in the election or, if earlier, upon the cessation of the director’s service on the Board of Directors or a change in control of the Company. For additional information regarding non-employee directors’ elections to defer receipt of such equity-based compensation with respect to their respective service as a member of the Board of Directors during fiscal 2022, see Director Summary Compensation Table below.

Transfer Restrictions on Director Equity-Based Compensation

Our non-employee directors are not subject to any minimum share ownership requirement. However, all equity-based compensation described above is subject to restrictions on transfer so that any shares of fully vested Common Stock granted to the director or received upon settlement of DSUs cannot be sold or transferred until the applicable director is no longer serving on the Board of Directors, provided, however, such restrictions may be removed to the extent that following the proposed sale or transfer of any such shares, the applicable director continues to hold shares of Common Stock and DSUs with a value of at least $600,000 in the aggregate, such value based on the closing price of the Common Stock on the date of such director’s request for permission to consummate such sale or transfer pursuant to the Company’s Amended and Restated Securities Trading Policy, and any successor policy thereof.

Director Summary Compensation Table

The following table sets forth information concerning the fiscal 2022 compensation of our directors (other than Ms. Sistani who is a named executive officer and joined the Board of Directors effective March 21, 2022 and Ms. Grossman who is a named executive officer and resigned from the Board of Directors on that same date).

DIRECTOR COMPENSATION FOR FISCAL 2022

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
Raymond Debbane(2)	$81,013	$76,741	—		$157,754
Steven M. Altschuler(2)(3)	$91,013	$76,741	—		$167,754
Julie Bornstein	$75,013	$76,741	—		$151,754
Jennifer Dulski(2)	$81,013	$76,741	—		$157,754
Jonas M. Fajgenbaum	$75,013	$76,741	—		$151,754
Denis F. Kelly(3)	$97,513	$76,741	—		$174,254
Julie Rice(4)	$81,013	$76,741	—		$157,754
Thilo Semmelbauer(3)(4)	$91,013	$76,741	—		$167,754
Christopher J. Sobecki(2)(4)	$87,013	$76,741	—		$163,754
Oprah Winfrey(5)	$75,013	$76,741	$190,000	(6)	$341,754

(1)

Stock awards consist solely of awards of fully vested Common Stock subject to certain transfer restrictions and fully vested DSUs, if any, issued under the Director Deferred Compensation Program. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2022 calculated in accordance with applicable accounting standards. The grant date fair value for each applicable stock award granted to each director on January 3, 2022 was $19,795, April 4, 2022 was $19,587, July 4, 2022 was $18,474, and October 3, 2022 was $18,885, in each case based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the grant date, the last trading day that immediately preceded the grant date. The stock award granted on January 3, 2022 was for compensation earned for the fourth quarter of fiscal 2021. Dr. Altschuler, Mr. Kelly and Ms. Dulski each elected to defer all of his or her awards of fully vested Common Stock earned for their respective service during fiscal 2022 and instead received fully vested DSUs on the applicable grant date pursuant to the Director Deferred Compensation Program. As of December 31, 2022, Dr. Altschuler, Mr. Kelly and Ms. Dulski each held 9,137 fully vested DSUs.

(2)	Member of the Compensation Committee during fiscal 2022.

(3)	Member of the Audit Committee during fiscal 2022. Amounts reported for Mr. Kelly reflect additional fees earned for serving as Audit Committee chair.

(4)	Member of the NCG Committee during fiscal 2022.

(5)

As of December 31, 2022, Ms. Winfrey held (x) a fully vested, non-qualified stock option to purchase 408,697 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Agreement (defined hereafter) with the Company on October 18, 2015 and the performance of her obligations thereunder (the “Initial Winfrey Option”) and (y) a fully vested, non-qualified stock option to purchase 3,276,484 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Amendment (defined hereafter) with the Company on December 15, 2019 and the performance of her obligations thereunder (the “Winfrey Amendment Option”). For additional information on Ms. Winfrey’s Common Stock ownership, see “Security Ownership of WW”.

(6)

Amount shown represents the Company’s payment to the Screen Actors Guild-Producers Pension and Health Plans arising from Ms. Winfrey’s promotional work on behalf of the Company pursuant to the Strategic Collaboration Agreement.

Certain Elements of 2023 Director Compensation

Methodology for Determining Stock Compensation Paid to Directors

On March 20, 2023, to align with the Compensation Committee’s determination to base the fiscal 2023 and fiscal 2024 annual equity awards for the Named Executive Officers on a fixed stock price of $9.13, the non-employee directors agreed to adjust the methodology for determining their equity-based compensation with respect to such years. For additional details on the Compensation Committee’s determination, see “Compensation Discussion and Analysis—Executive Summary—Compensation Framework Updates for Fiscal 2023—Fixed Share Price Methodology for Annual Equity Awards to Manage Dilution and Conserve Shares” above. Commencing with respect to fiscal 2023 and continuing with respect to fiscal 2024 equity-based compensation payable to the non-employee directors for service as a member of the Board of Directors, the number of shares of Common Stock granted quarterly to such directors will be determined by using a fixed stock price of $9.13 in lieu of the average price discussed above.

SECURITY OWNERSHIP OF WW

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 1, 2023 (unless otherwise indicated below) by (i) beneficial owners known to the Company to own more than 5% of the Company’s Common Stock, (ii) each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our current directors and director nominees and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of our Common Stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2023; (ii) issuable upon the vesting of RSUs held by that person within 60 days of February 1, 2023; or (iii) issuable upon settlement of vested DSUs following a director’s cessation of service on the Board of Directors are deemed beneficially owned by such person and issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other individual shareholder.

Our capital consists of our Common Stock and our preferred stock. The percent of class calculations are based on the 70,591,247 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding as of February 1, 2023. None of the shares held by our directors or executive officers has been pledged as security as of February 1, 2023.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of February 1, 2023
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	14,818,300	20.99%
BlackRock, Inc.(2)	8,738,762	12.38%
The Vanguard Group(3)	5,499,583	7.79%
Oprah Winfrey(4)(5)(6)	4,802,321	6.47%
Sima Sistani(5)	507,685	*
Mindy Grossman(5)	1,317,500	1.83%
Heather Stark	13,302	*
Amy O’Keefe	11,293	*
Michael F. Colosi(5)	72,657	*
Michael Lysaght(5)	80,498	*
Amanda Tolleson	—	—
Nicholas P. Hotchkin	191,578	*
Raymond Debbane(6)(7)	131,499	*
Steven M. Altschuler(6)(8)	42,117	*
Julie Bornstein(6)	23,404	*
Tracey D. Brown	7,261	*
Jennifer Dulski(6)(8)	19,387	*
Jonas M. Fajgenbaum(6)	95,749	*
Denis F. Kelly(6)(8)	101,325	*
Julie Rice(6)	24,617	*
Thilo Semmelbauer(6)	49,515	*
Christopher J. Sobecki(6)	111,548	*
All current directors and executive officers as a group (15 persons)(9)	6,075,624	8.12%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A (Amendment No. 14) reported as of January 11, 2021 filed jointly with the SEC on January 21, 2021 by Artal Luxembourg S.A., Artal International S.C.A., Artal International Management S.A. (“Artal International Management”), Artal Group S.A., Westend S.A. (“Westend”), Stichting Administratiekantoor Westend (the “Stichting”) and Mr. Amaury Wittouck and (ii) other information known to us. Mr. Wittouck is the sole member of the board of the Stichting. The Stichting is the majority shareholder of Westend. Westend is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A. As of January 11, 2021, Artal Luxembourg S.A. was the beneficial owner of 14,818,300 of our shares. As a result of the foregoing, Artal International S.C.A., Artal International Management, Artal Group S.A., Westend, the Stichting and Mr. Wittouck may each be deemed to be the beneficial owner of all of our shares beneficially owned by Artal Luxembourg S.A. The address of Artal Luxembourg S.A., Artal International S.C.A., Artal International Management, Artal Group S.A., Westend and Mr. Wittouck is 44, Rue De La Vallée, L-2661 Luxembourg, Luxembourg. The address of the Stichting is Claude Debussylaan, 46, 1082 MD Amsterdam, The Netherlands.

(2)

The information concerning BlackRock, Inc. (“BlackRock”) is reported as of December 31, 2022 based on a Schedule 13G filed with the SEC on January 24, 2023 by BlackRock. BlackRock has sole voting power over 8,629,582 shares and sole dispositive power over 8,738,762 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

The information concerning The Vanguard Group (“Vanguard”) is reported as of December 30, 2022 based on a Schedule 13G/A (Amendment No. 5) filed with the SEC on February 9, 2023 by Vanguard. Vanguard has sole voting power over 0 shares, shared voting power over 160,610 shares, sole dispositive power over 5,298,415 shares and shared dispositive power over 201,168 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information concerning Oprah Winfrey is based on (i) a Schedule 13D/A (Amendment No. 3) reported as of May 6, 2020 filed with the SEC on May 8, 2020 by Ms. Winfrey; (ii) a Form 4 filed with the SEC on June 11, 2021 on behalf of Ms. Winfrey and (iii) other information known to us. Ms. Winfrey has sole voting power and sole dispositive power over 4,802,321 shares. The address for Ms. Winfrey is c/o Harpo, Inc., 2029 Century Park East, Office #1530, Los Angeles, CA 90067.

(5)

The number of shares beneficially owned includes any shares issuable in connection with RSUs that are scheduled to vest within 60 days after February 1, 2023 and any shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2023 and is as follows: Ms. Winfrey, 3,685,181 shares; Ms. Sistani, 443,750 shares; Ms. Grossman, 1,300,000 shares; Mr. Colosi, 40,307 shares; and Mr. Lysaght, 9,167 shares. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on the 3,276,484 shares issuable upon exercise of the Winfrey Amendment Option. Ms. Grossman’s 1,300,000 shares were subject to purchase upon exercise of stock options that were exercisable on February 1, 2023 and will remain exercisable until July 5, 2024, the seventh anniversary of the grant date of such options, pursuant to the terms of such options. All such options that are unexercised on July 5, 2024 will be cancelled on such date. See “Potential Payments upon Termination or a Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details regarding Ms. Grossman’s departure.

(6)

The number of director equity-based compensation shares beneficially owned by the directors that are subject to certain transfer restrictions are as follows: Ms. Winfrey, 33,392 shares; Mr. Debbane, 56,499 shares; Dr. Altschuler, 27,913 shares; Ms. Bornstein, 23,404 shares; Ms. Dulski, 5,183 shares; Mr. Fajgenbaum, 56,499 shares; Mr. Kelly, 20,121 shares; Ms. Rice, 24,617 shares; Mr. Semmelbauer, 39,515 shares; and Mr. Sobecki, 76,548 shares. For details on these transfer restrictions, see “Director Compensation—Transfer Restrictions on Director Equity-Based Compensation”. The number of shares beneficially owned by Mr. Kelly also includes 6,200 shares held by his spouse in an Individual Retirement Account. The number of shares beneficially owned by Mr. Sobecki also includes 5,000 shares held in a 501(c)(3) family foundation over which Mr. Sobecki may be deemed to have investment and voting power.

(7)

Mr. Debbane is also the Chief Executive Officer and a director (Managing Director) of Artal Group S.A. and a managing director of Artal International Management and Artal Luxembourg S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg S.A.

(8)

The number of shares beneficially owned includes any DSUs granted as director compensation that would be payable as shares of Common Stock at the time specified in the applicable director’s deferral election or, if earlier, upon the cessation of the director’s service on the Board of Directors or a change in control of the Company: Dr. Altschuler, 14,204 shares; Ms. Dulski, 14,204 shares; and Mr. Kelly, 14,204 shares. See “Director Compensation—Director Deferred Compensation Program” for additional information on the Director Deferred Compensation Program.

(9)

The number of shares beneficially owned includes an aggregate of 4,221,017 shares that are either issuable in connection with RSUs that vest within 60 days after February 1, 2023, subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2023 or payable as shares of Common Stock in settlement of DSUs upon an applicable director ceasing his or her service on the Board of Directors within 60 days after February 1, 2023.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy, which sets forth the Company’s policies and procedures for the review and approval or ratification of transactions with related persons. The procedures cover related person transactions between the Company and any “related person” (as defined in Item 404(a) of Regulation S-K of the Exchange Act), which includes our directors or director nominees, our executive officers, security holders who beneficially own more than 5% of our Common Stock, or the immediate family members of any of the foregoing. More specifically, the procedures cover transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest.

The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Audit Committee (or another appropriate approving body) (the “Approving Body”) reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act, and any material amendment or modification to a related person transaction. To assist the Approving Body in such review, Company management must disclose certain information regarding the transactions at issue. In the course of its review and approval or ratification of a related person transaction, the Approving Body considers all relevant facts and circumstances, including, without limitation:

•	the relationship of the related person to the Company;

•	the nature and extent of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance and fairness of the transaction both to the Company and to the related person;

•	the business rationale for engaging in the transaction;

•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company;

•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•	any other matters that management or the Approving Body deem appropriate.

Additionally, any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and The Kraft Heinz Company (successor to H.J. Heinz Company) (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our current directors (Messrs. Debbane, Fajgenbaum and Sobecki) are principals of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001, which was amended in July 2005. Under the Corporate Agreement, we agreed that so long as Artal beneficially owns 10% or more of our then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to its ownership percentage multiplied by the number of directors on the Board of Directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an Internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under the Corporate Agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

Winfrey Transactions

The Company’s transactions with Ms. Winfrey, currently a director and beneficial owner of more than five percent of our Common Stock, are described below.

Winfrey Partnership

On October 18, 2015 (the “Partnership Date”), we entered into a Strategic Collaboration Agreement with Ms. Winfrey (as amended, the “Strategic Collaboration Agreement”) pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our trademarks and service marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement had an initial term of five years (the “Initial Term”), with additional successive one year renewal terms. On December 15, 2019, we entered into an amendment of the Strategic Collaboration Agreement (the “Strategic Collaboration Amendment”) with Ms. Winfrey, pursuant to which, among other things, the Initial Term was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term will commence and continue through the earlier of the date of the Company’s 2025 annual meeting of shareholders or May 31, 2025 (the “Second Term” and together with the Initial Term, the “Strategic Term”). During the remainder of the Initial Term, Ms. Winfrey will consult with us and participate in developing, planning, executing and enhancing the WW programs and related initiatives, and provide us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and making personal appearances on our behalf. Subsequently, during the Second Term, Ms. Winfrey and the Company will collaborate with each other towards the mutual objective of advancing and promoting the WW programs and the Company, and in connection therewith, Ms. Winfrey will consult with the Company and participate in developing, planning, executing and enhancing the WW programs and related initiatives. In connection therewith, Ms. Winfrey will make available to the Company her knowledge, expertise, and abilities in the areas of corporate management, consumer insights, advertising and marketing, consumer motivation, and community activation and consult and participate in the design and planning of creative strategy and the related execution of the consumer experience in connection with the WW programs. In addition, throughout the Second Term, except as otherwise prohibited by applicable law, the Company will cause Ms. Winfrey to be nominated as a director of the Company. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the Strategic Term, and she will not engage in any other weight loss or weight management business, program, products, or services during the Strategic Term and for one year thereafter. The Strategic Collaboration Amendment became operative on May 6, 2020 when our shareholders approved the Winfrey Amendment Option Agreement.

On the Partnership Date, we also entered into a Share Purchase Agreement with Ms. Winfrey (as amended, the “Winfrey Purchase Agreement”) pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of Common Stock for an aggregate cash purchase price of $43,198,679. The purchased shares are subject to a right of first offer and right of first refusal held by the Company. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares. On December 15, 2019, the Company entered into an amendment to the Winfrey Purchase Agreement with Ms. Winfrey. Initially, the Winfrey Purchase Agreement provided Ms. Winfrey with the right to be nominated as a director of the Company for so long as she and certain permitted transferees own at least 3% of our issued and outstanding Common Stock. The amendment to the Winfrey Purchase Agreement provided Ms. Winfrey with the right to be nominated as a director of the Company through and until January 1, 2023. Ms. Winfrey was not required to resign as a director at such time. The amendment to the Winfrey Purchase Agreement became operative on May 6, 2020 when our shareholders approved the Winfrey Amendment Option Agreement.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on the Partnership Date, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of Common Stock (the “Initial Winfrey Option”). The term sheet for the Initial Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Initial Winfrey Option is referred to herein as the “Initial Winfrey Option Agreement”. The Initial Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if (i) the Strategic Collaboration Agreement expires as a result of Ms. Winfrey’s decision not to renew the term of such agreement and (ii) a change in control (as defined in the Initial Winfrey Option Agreement) of the Company occurs. The shares issuable upon exercise of the Initial Winfrey Option are subject to a right of first offer and right of first refusal held by the Company.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Amendment and the performance of her obligations thereunder, on December 15, 2019, the Company and Ms. Winfrey entered into a term sheet, which includes the terms and conditions appended thereto (the “Winfrey Amendment Option Agreement”), relating to the grant of a fully vested option to purchase 3,276,484 shares of our Common Stock (the “Winfrey Amendment Option”). Upon our shareholders approving the Winfrey Amendment Option Agreement on May 6, 2020, the Winfrey Amendment Option became exercisable at a price of $38.84 per share, in whole or in part, at any time prior to November 30, 2025, subject to earlier termination under certain circumstances, including if a change in control (as defined in the Winfrey Amendment Option Agreement) of the Company occurs. Subject to certain limited exceptions, the shares of Common Stock issuable upon exercise of the Winfrey Amendment Option (the “Winfrey Amendment Option Shares”) generally could not be transferred by Ms. Winfrey until August 31, 2021. Thereafter, Ms. Winfrey generally could transfer up to 759,456 of the aggregate number of Winfrey Amendment Option Shares on or after August 31, 2021 and up to 1,518,911 of the aggregate number of Winfrey Amendment Option Shares on or after June 30, 2022, and may transfer up to 2,278,366 of the aggregate number of Winfrey Amendment Option Shares on or after April 30, 2023 and up to 2,658,094 of the aggregate number of Winfrey Amendment Option Shares on or after April 30, 2024. On or after May 31, 2025, Ms. Winfrey will be permitted to transfer all of the Winfrey Amendment Option Shares. Such transfer restrictions terminate early if there is a change in control of the Company. The Winfrey Amendment Option Shares are also subject to a right of first offer and right of first refusal held by the Company.

In fiscal 2020, as permitted under the Winfrey Purchase Agreement and the Initial Winfrey Option Agreement transfer provisions, Ms. Winfrey sold 2,782,476 of the purchased shares discussed above and exercised a portion of the Initial Winfrey Option resulting in the sale of 1,118,036 shares issuable under such option, respectively. Similarly, in fiscal 2021, Ms. Winfrey sold 1,541,564 of the purchased shares discussed above and exercised a portion of the Initial Winfrey Option resulting in the sale of 581,348 shares issuable under such option. For additional details on Ms. Winfrey’s equity holdings in the Company, see “Security Ownership of WW”.

Other Winfrey Transactions

In the ordinary course of our business, we enter into transactions in connection with advertising and marketing, including with companies in which Ms. Winfrey has a direct or indirect material interest (each, a “Winfrey Entity”). Such transactions with Winfrey Entities are entered into on an arm’s length basis often through a third party, media services agency, and Ms. Winfrey does not receive any additional compensation in connection with services she provides pursuant to the Strategic Collaboration Agreement. The table below sets forth the aggregate amount of expenses and fees the Company paid in fiscal 2022 in connection with the specified transaction category and the Winfrey Entities involved in such transactions.

Transaction Category	Transaction Description	Expenses and Fees Paid in Fiscal 2022	Winfrey Entities
Media	Payments for the placement of television media on OWN television network	$789,406 (all of which was paid through a third party, media services agency)	Oprah Winfrey Network, LLC(1)

Production	Payments of expenses and fees with respect to domain name registrations	$1,011	Harpo Inc.(2)

(1)	Joint venture with Discovery Communications, Inc. Ms. Winfrey, through Harpo Inc., owns 5.5% of the entity and has some governance rights.

(2)	Ms. Winfrey owns 100% of the entity.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2023 Annual Meeting for a vote. If other matters properly come before the 2023 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders, the 2024 Annual Meeting, in May 2024.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2024 proxy statement and proxy card by submitting their proposals to the Company on or before December 6, 2023. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2024 Annual Meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2024 Annual Meeting, such a proposal must be received by the Company on or after November 6, 2023 but no later than December 6, 2023. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 11, 2024.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 601-7569. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2022 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on our corporate website at corporate.ww.com/sec-filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Copies of our Annual Report on Form 10-K for fiscal 2022, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, NCG Committee Charter and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

Dated: April 4, 2023

WW WeightWatchers VOTE 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote Online or by phone instead of mailing this card. Online Go to www.investorvote.com/WW or scan the QR code – login details are located in the shaded bar below. Phone Call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada). Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X] Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the Class I director nominees listed in Proposal 1, FOR Proposals 2 and 3 and of 1 YEAR for Proposal 4. 1. Election of Class I Directors: To elect two members to the Board of Directors to serve for a three-year term as Class I directors. For Withhold 01 - Tracey D. Brown [    ] [    ] For Withhold 02 - Jennifer Dulski [    ] [    ] 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2023. For Against Abstain [    ] [    ] [    ] 3. Advisory vote to approve the Company’s named executive officer compensation. For Against Abstain [    ] [    ] [    ] 4. Advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation. 1 Year 2 Years 3 Years Abstain [    ] [    ] [    ] [    ] B Non-Voting Items Change of Address – Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C OF THIS CARD. C 1234567890 1 U P X 5 7 1 5 8 0 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03SBHC

The 2023 Annual Meeting of Shareholders of WW International, Inc. will be held on Tuesday, May 9, 2023 at 10:00 a.m. Eastern Time, virtually via live audio webcast at meetnow.global/M4NNGYW. To access the virtual meeting and vote during the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – WW INTERNATIONAL, INC. 2023 Annual Meeting of Shareholders to be held on May 9, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Sima Sistani, Heather Stark and Michael F. Colosi, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of WW International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2023 Annual Meeting of Shareholders of the Company to be held virtually via live audio webcast at meetnow.global/M4NNGYW on Tuesday, May 9, 2023, and at any and all adjournments and postponements thereof, upon the matters set forth in the Notice of 2023 Annual Meeting of Shareholders and Proxy Statement, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof. DUE TO A SCHEDULING CONFLICT, OPRAH WINFREY, A DIRECTOR OF THE COMPANY, WILL NOT BE IN ATTENDANCE AT THE 2023 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY. The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class I director to the Board of Directors; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2023; “FOR” the advisory approval of the compensation of the Company’s named executive officers; and of “1 YEAR” for the advisory vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTOR IN PROPOSAL 1 TO THE BOARD OF DIRECTORS; “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 2; “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 3; AND “1 YEAR” FOR THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 4. YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE BY USING THE INTERNET OR TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C OF THIS CARD.